[***] DENOTES CONFIDENTIAL MATERIALS OMITTED    EXHIBIT 10.1
AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION PURSUANT TO A REQUEST
FOR CONFIDENTIAL TREATMENT.

PLAYSTATION®
GLOBAL DEVELOPER & PUBLISHER AGREEMENT

TABLE OF CONTENTS

SECTION:                                                                                                PAGE:

1.	Definition of Terms 1

2.	SIE Company Authority and Responsibility 1

3.	Conditional License Grant 2

4.	Compliance with Guidelines 2

5.	Other Limitations on Licensed Rights 3

6.	Development of PlayStation Compatible Products, Product Assessment and Quality Assurance 5

7.	Development Tools 8

8.	Manufacture and Supply of Physical Media Products 11

9.	Distribution 13

10.	EULAs and Additional Terms 18

11.	Advertising 19

12.	Online Activity & Data Collection 19

13.	Marketing of Licensed Products 22

14.	Subcontracting 22

15.	Revenue and Payments 23

16.	Representations and Warranties 28

17.	Indemnities 31

18.	Limitation of Liability 33

19.	Infringement of SIE Intellectual Property Rights by Third Parties 34

20.	Data Security and Confidentiality 35

21.	Term and Termination 40

22.	Effect of Expiration or Termination 43

23.	Choice of Law and Forum 45

24.	Dispute Resolution 46

25.	Miscellaneous Provisions 47

PLAYSTATION GLOBAL
DEVELOPER & PUBLISHER AGREEMENT

This PlayStation Global Developer and Publisher Agreement ( “GDPA”), effective April 1, 2018 (the “Effective Date”), is entered into by Sony Interactive Entertainment, Inc. f/k/a Sony Computer Entertainment, Inc. (“SIEJA”), a Japanese company with offices at 1-7-1 Konan, Minato-ku, Tokyo 108-0075, Japan, Sony Interactive Entertainment LLC f/k/a Sony Computer Entertainment America LLC (“SIEA”) a California limited liability company with offices at 2207 Bridgepointe Parkway, San Mateo, CA 94404, and Sony Interactive Entertainment Europe Ltd f/k/a Sony Computer Entertainment Europe Ltd. (“SIEE”), an English company with offices at 10 Great Marlborough Street, London W1F 7LP, UK, on the one hand (SIEJA, SIEA and SIEE each an “SIE Company,” and collectively, “SIE”), and Electronic Arts Inc., a Delaware Corporation with offices at 209 Redwood Shores Parkway, Redwood City, CA 94065 (“EA Inc.”), and EA International (Studio & Publishing) Ltd., a Bermuda company with offices at LOM Building, 27 Reid Street, Hamilton, HM 11, Bermuda (“EA International”) (EA Inc., and EA International collectively “Publisher”), on the other hand.
SIE and its Affiliates design and develop certain core technology relating to its Systems, and operate proprietary network services through PSN, including PlayStation Now.
Publisher desires to be granted a non-exclusive license to develop, publish, have manufactured, market, advertise, distribute or sell PlayStation Compatible Products in accordance with the provisions of this GDPA, and SIE is willing, in accordance with the terms and subject to the conditions of this GDPA, to grant Publisher such a license.
SIE and Publisher agree as follows:

1.	Definition of Terms. Capitalized terms used in this GDPA are defined in Schedule 1.

2.	SIE and Company Authority and Responsibility.

2.1
Each SIE Company individually binds itself to and benefits from the terms of this GDPA only to the extent that such terms relate to the exercise of the rights and obligations under this GDPA taking place in that SIE Company’s Territory, or otherwise directly relate to that SIE Company or its Territory. Each SIE Company shall have no liability outside of its Territory, shall neither be jointly nor severally liable with the other SIE Companies in their Territories, and nothing contained in this GDPA shall be deemed to make an SIE Company liable with respect to any activities, demands, obligations, covenants, claims or causes of action outside of that SIE Company’s Territory. References in this GDPA to “SIE” shall mean “each SIE Company for its respective Territory only,” except where the context clearly requires otherwise. Each SIE Company is authorized by each other SIE Company to present and execute this GDPA on behalf of each other SIE Company, and to bind each other SIE Company, as set forth in this Section 2.1. SIE shall be entitled to modify or expand the Territory of an SIE Company upon reasonable written notice to Publisher, including by updating the Guidelines.

2.2
Publisher and each Publisher Affiliate individually binds itself to and benefits from the terms of this GDPA. References in this GDPA to “Publisher” shall include “each Publisher Affiliate” except where the context clearly requires otherwise. Publisher Affiliates may be added to or updated by Publisher from time to time by prior written agreement between the parties. Publisher represents and warrants that each Publisher Affiliate is directly or indirectly owned by Publisher or under common control with Publisher and that Publisher is authorized by each Publisher Affiliate to present and execute this GDPA on behalf of each Publisher Affiliate, and to bind each Publisher Affiliate to the terms herein. Publisher and each Publisher Affiliate shall be jointly and severally liable for the acts, omissions, representations and warranties of Publisher and every Publisher Affiliate. Without prejudice to this Section 2.2, SIE and Publisher acknowledge and agree that, [***].

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    1        CONFIDENTIAL

3.
Conditional License Grant. Subject to the terms of this GDPA, SIE grants to Publisher, for the Term (subject to the additional periods contemplated in Section 22) and throughout the Territory, a non-exclusive, non-transferable (except in accordance with Section 25.5) license, without the right to sublicense (except as specifically provided in this GDPA), as follows:

3.1	to use the SIE Materials solely to develop and test PlayStation Compatible Products;

3.2
to publish, distribute, supply, sell, rent, market, advertise and promote Digitally Delivered Products to end-users, through each applicable SIE Company (or its nominated Affiliate) through PSN, and to provide PlayStation Compatible Products to other Licensed Publishers for exploitation under a Licensed Publisher Agreement;

3.3
where Publisher has exercised its right to distribute Digitally Delivered Products through PSN under Section 3.2 (or where the requirement of such exercise is expressly waived by the applicable SIE Company), to have the equivalent Physical Media Products manufactured by Designated Manufacturing Facilities according to those facilities’ terms;

3.4	to publish, distribute, supply, sell, market, advertise and promote Physical Media Products directly to end-users or to third parties for distribution to end-users;

3.5	to use the Licensed Trademarks in connection with the manufacturing, packaging, marketing, advertising, promotion, sale and distribution of Licensed Products; and

3.6	to sublicense end-users the right to use Licensed Products for personal, noncommercial purposes in conjunction with the applicable Systems only.

4.
Compliance with Guidelines. Publisher will comply, throughout the Term, with this GDPA’s terms, with all Guidelines applicable in the relevant Territories, and with all technical specifications that any Designated Manufacturing Facility issues to all relevant Licensed Publishers. Subject to the remainder of this Section 4, SIE may remove any Digitally Delivered Product from PSN (in whole or in part) that does not materially conform to the Guidelines, notwithstanding any approval given to such product pursuant to Section 6.3, provided, however, that SIE will provide Publisher with notice no later than concurrently with removal of any Digitally Delivered Product and, in any event, consistent with the amount of notice provided to other Licensed Publishers. Publisher shall be given reasonable notice of modification or additions to the Guidelines. To the extent that Guidelines change (i) after any applicable PlayStation Compatible Product or related materials are approved by SIE pursuant to Section 6.3, to the extent implementation of such revised Guidelines applies to all Licensed Publishers, Publisher is required to implement any such revised Guidelines only in subsequent orders, patches or re-releases of the relevant Physical Media Products, or subsequent publications of relevant Digitally Delivered Products or other PlayStation Compatible Products (as applicable), unless otherwise expressly required by SIE to safeguard System security or to comply with a material change to applicable law or an applicable government order, or (ii) during development of any PlayStation Compatible Product, to the extent implementation of such revised Guidelines applies to all relevant Licensed Publishers, Publisher shall implement any such revised Guidelines in such PlayStation Compatible Product, [***]. Publisher shall use commercially reasonable efforts to recall or destroy previously manufactured Physical Media Products if: (a) such Physical Media Products did not materially comply with the standards, requirements and conditions set forth in the Guidelines at the time they were submitted to SIE pursuant to Section 6.3, or (b) if explicitly required to do so in writing by SIE in accordance with the terms of Section 6.9. The Guidelines (including any modifications thereof) will be comparable to the guidelines and specifications applied by the SIE Companies to their own products designed and developed for the applicable Systems, and will be applied to Publisher in a non-discriminatory manner similar to the manner in which they are applied to all other Licensed Publishers for the applicable Systems.

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    2        CONFIDENTIAL

5.	Other Limitations on Licensed Rights

5.1
Limitations on use of Development Tools. The development license granted in this GDPA is limited to development and testing of PlayStation Compatible Products, in formats SIE designates, and any other use of the SIE Materials (direct or indirect) not authorized by the terms of this GDPA is strictly prohibited. Publisher shall not use, modify, sublicense, distribute, create derivative works from, or provide to third parties, the SIE Materials other than as expressly permitted in this GDPA or the Guidelines. Publisher shall not make available to any third party any tools developed or derived from the study of the Development Tools without SIE’s express prior written consent. Without limiting the generality of the foregoing, Publisher will not permit the use of the SIE Materials in connection with (i) the emulation of Licensed Products on hardware systems other than the Systems, (ii) to develop or test products for any third party emulator of any System, or (iii) for any third party hardware that infringes the SIE Intellectual Property Rights (e.g., knock-off PlayStation systems). Publisher will not use or permit the use of any of the SIE Materials in connection with the development of any software, content or service for any computer hardware or software system, except as expressly permitted under this GDPA. Publisher is authorized to copy the libraries contained within the Development Tools solely to the extent necessary to integrate the libraries into PlayStation Compatible Products; to copy the Software Tools to an internal secure repository accessible by authorized personnel; and to make [***] of the Software Tools per Development Site solely for archival, legal or back up purposes. Publisher must comply with all programming procedures, requirements, and guidelines, set forth in the Guidelines or communicated by SIE in writing. Specifically with respect to the System emulator software, Publisher shall not bypass the System kernel and shall not transmit programming instructions directly to the registers or addresses located in: (i) areas of RAM that are used by the System kernel; or (ii) other System hardware devices (collectively, “System Bypass Areas”) except with SIE’s express prior written consent or to the extent necessary to comply with written instructions in the Documentation. As a prerequisite to requesting SIE’s consent, Publisher must submit a written application accompanied by a detailed specification of Publisher’s proposal and comply with any of SIE’s written procedures. Publisher shall not develop any software or tool to circumvent the System Bypass Areas, except with SIE’s express prior written consent. Publisher shall not make any addition, alteration or improvement to the Development Tools that contravenes or is inconsistent with the Guidelines (including any programming guidelines set forth in the Documentation), or that may compromise the security or integrity of any System, Development Tools, or PSN. Publisher bears all risks arising from incompatibility of its PlayStation Compatible Products and any System resulting from use of Publisher-created tools.

5.2
Reverse Engineering Prohibited. Except where such restriction is prohibited by applicable law, Publisher will not directly or indirectly disassemble, decrypt, electronically scan, peel semiconductor components from, decompile, or reverse engineer in any manner, or attempt to reverse engineer or derive any source code from, the Development Tools, or permit, assist or encourage any third party to do so or knowingly acquire or use any materials from any third party who does so. Publisher may study the performance, design and operation of the Development Tools solely for the limited purposes of developing and testing PlayStation Compatible Products, or to develop tools to assist Publisher with the development and testing of PlayStation Compatible Products. SIE reserves the right to require Publisher to furnish evidence reasonably satisfactory to SIE that Publisher has complied with this Section 5.2.

5.3	Intentionally Deleted.

5.4	Limitations Regarding Ownership and Protection of SIE Materials and SIE Intellectual Property Rights. All rights with respect to the SIE Materials and the Systems, including the SIE

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    3        CONFIDENTIAL

Intellectual Property Rights, are the exclusive property of SIE. Nothing herein gives Publisher any right, title or interest in or to the SIE Materials or the Systems, other than the non-exclusive licenses provided in this GDPA. Publisher shall not contest, impair, or dilute (or knowingly assist any third party in doing so) any of SIE’s rights, title or interests in or to the SIE Materials, the Systems or the SIE Intellectual Property Rights. Publisher shall not (i) apply for, seek to obtain or register any trademark in its own name or in any other person’s name, or use or obtain rights to use Internet domain names or addresses, that are identical, similar to or likely to be confused with any of the Licensed Trademarks or any other SIE trademarks or (ii) challenge or attack any SIE Intellectual Property Rights in any part of the SIE Materials or the Systems. Publisher shall not patent anything created or derived from the SIE Materials. Publisher shall take all steps as SIE may reasonably require for the protection and maintenance of the SIE Intellectual Property Rights, including executing licenses or assisting SIE in obtaining registrations, at SIE’s expense. All goodwill associated with the Licensed Trademarks, including any goodwill generated or arising by or through Publisher’s or its subcontractors’ or sublicensees’ activities under this GDPA, accrues to the benefit of and belongs exclusively to the SIE Company that owns or controls the Licensed Trademark in its Territory. The Licensed Trademarks may be modified, supplemented or amended by SIE at any time. Nothing contained in this GDPA grants Publisher the right to use the trademark “SONY” in any manner or for any purpose without SIE’s prior written consent. Where it is not possible under applicable law to prevent Publisher from challenging the validity of the SIE Intellectual Property Rights, nothing in this Section 5.4 shall prevent Publisher from doing so.

5.5
Reservation of Rights. This GDPA does not grant Publisher any right or license except as expressly authorized by and in strict compliance with this GDPA’s terms and conditions. No right or license is to be implied by or inferred from any provision of this GDPA or from the parties’ conduct. Subject only to the express rights of Publisher under this GDPA, all rights to the SIE Materials and the SIE Intellectual Property Rights are reserved to SIE.

5.6
Acknowledgment of Publisher’s Ownership Rights. Separate and apart from the SIE Materials and other rights licensed to Publisher by SIE and to SIE by Publisher under this GDPA, as between Publisher and SIE, Publisher retains all rights, title and interest in and to the Publisher Property, Product Submissions, Product Proposals, and Product Information, including Publisher Intellectual Property Rights therein, as well as Publisher’s rights in any source code and other underlying material, including artwork and music (but specifically excluding the Licensed Trademarks and the Software Tools or any derivatives of the Software Tools), and any names used as titles for PlayStation Compatible Products and other trademarks used by Publisher. Nothing in this GDPA shall restrict the right of Publisher to: (i) develop, distribute or transmit products incorporating the Publisher Property and underlying material for any hardware platform or service other than the Systems or related services, provided that the Publisher Property and underlying material do not contain or were not developed through use of the SIE Materials or the SIE Intellectual Property Rights, or (ii) use Printed Materials or Advertising Materials for any hardware platform or service other than the Systems or related services, provided that the Printed Materials or Advertising Materials do not contain any Licensed Trademarks, or (iii) use Licensed Trademarks within Advertising Materials which promote Publisher’s products on multiple platforms inclusive of the Systems subject the Guidelines relating to the display and use of Licensed Trademarks. SIE shall not contest, impair, or dilute (or knowingly assist any third party in doing so) any of Publisher’s rights, title or interests in or to the Publisher Property, Product Submissions, Product Proposals, and Product Information, including all Publisher Intellectual Property Rights therein. SIE shall not (i) apply for, seek to obtain or register any trademark in its own name or in any other person’s name, or use or obtain rights to use Internet domain names or addresses, that are identical, similar to or likely to be confused with any of Publisher’s trademarks or (ii) challenge or attack any Publisher Intellectual Property Rights in any part of the Publisher Property, Product Proposals, and Product Information. SIE shall not patent anything created or

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    4        CONFIDENTIAL

derived from the Publisher Property. SIE shall take all steps as Publisher may reasonably require for the protection and maintenance of the Publisher Intellectual Property Rights, including executing licenses or assisting Publisher in obtaining registrations (at Publisher’s expense). All goodwill associated with Publisher’s trademarks, including any goodwill generated or arising by or through SIE’s or its subcontractors’ or sublicensees’ activities under this GDPA, accrues to the benefit of and belongs exclusively to Publisher. As between Publisher and SIE, Publisher will own and retain all rights, title and interest in any User Content (as defined below). Where it is not possible under applicable law to prevent SIE from challenging the validity of the Publisher Intellectual Property Rights, nothing in this Section 5.6 shall prevent SIE from doing so.

6.	Development of PlayStation Compatible Products, Product Assessment and Quality Assurance

6.1
Right to Develop. Pursuant to Section 3 and subject to payment of any applicable fees [***], SIE grants to Publisher the right to place orders for Hardware Tools pursuant to Section 7, and a non-exclusive, non-transferrable license to use Software Tools, for the sole purpose of developing and testing PlayStation Compatible Products or as otherwise expressly permitted by the terms of this GDPA. Each PlayStation Compatible Product developed using, incorporating or with reference to the Development Tools must be expressly authorized by SIE, and SIE’s authorization may require, at SIE’s reasonable discretion, consent by Publisher to additional terms, or a requirement that such PlayStation Compatible Product be subject to compatibility, assessment and quality assurance testing by SIE; provided, however, that any additional terms and/or any compatibility, assessment and quality assurance testing applicable to such PlayStation Compatible Product will be generally the same as applied to other Licensed Publishers in relation to similar PlayStation Compatible Products.

6.2
Developer Support Website. Subject to the terms of this GDPA, SIE will grant Publisher access to relevant portions of the Developer Website to facilitate the dissemination of the Development Tools and other materials and information. SIE will design and maintain the Developer Website in accordance with industry standard security practices intended to detect and prevent any vulnerability that may lead to dissemination of computer viruses or other malicious code.

6.3
Assessment and Quality Assurance of PlayStation Compatible Products. Publisher will comply with the requirements and related process for assessment and format quality assurance of PlayStation Compatible Products and Advertising Materials, on a product-by-product basis, as specified in the Guidelines. All Licensed Products must successfully pass SIE’s assessment and format quality assurance testing set forth in the Guidelines before distribution. SIE may also require other PlayStation Compatible Products that are not Licensed Products to undergo assessment and format quality assurance testing, in its reasonable discretion, provided that any assessment and quality assurance requirements applicable to such PlayStation Compatible Products will be the same as applied to other Licensed Publishers in relation to similar PlayStation Compatible Products. SIE may withhold approval of a Licensed Product or other PlayStation Compatible Product that does not conform to the Guidelines, as reasonably determined by SIE. Only upon and not prior to SIE approval, Physical Media Products may be ordered from a Designated Manufacturing Facility, and Digitally Delivered Products may be placed on PSN, unless otherwise authorized by SIE in writing. In the event any Licensed Product or other PlayStation Compatible Product is not approved by SIE pursuant to this Section 6.3, SIE will provide Publisher with a report detailing the reasons for disapproval and the issues needed to be fixed in order to obtain SIE’s approval in the form stipulated in the Guidelines, and SIE will provide reasonable assistance to Publisher in connection with Publisher’s modifications to such PlayStation Compatible Product.

6.4	Authentication. Publisher will use commercially reasonable efforts to protect Licensed Products and any other PlayStation Compatible Products that include Software Tools from and against illegal

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    5        CONFIDENTIAL

reproduction or copying by third parties. SIE may use on Licensed Products, or require Publisher to use on Licensed Products an authentication or authorization system to be provided, licensed or designated by SIE to authenticate and verify all Licensed Products and units of the Systems. SIE may insert serial numbers, or other reasonable security measures, on Licensed Products for security or authentication purposes so long as such security measures do not have any adverse effect on the Licensed Product’s features and functionalities.

6.5
Advice and Support. Any advice or support provided by any SIE Company or Affiliate to Publisher to assist with the development of PlayStation Compatible Products is provided at the complete discretion of the relevant SIE Company or Affiliate, which may change, suspend, remove or disable access to any such advice or support, at any time without incurring liability. Any such advice or support is provided to Publisher on an “AS IS” and “AS AVAILABLE” basis and SIE shall have no liability to Publisher in respect of such support or advice. Any Publisher Property, or other software, materials or information provided by Publisher to any SIE Company or Affiliate in connection with obtaining advice and support is provided at Publisher’s own risk (but without prejudice to SIE’s obligations under Section 20.6).

6.6
Third Party Tools. If Publisher uses any third-party tools to develop PlayStation Compatible Products or any portion thereof, Publisher shall be responsible at Publisher’s sole risk and expense for ensuring that it has obtained all necessary licenses for its use.

6.7
Publisher Compliance, Responsibility, Warnings. Publisher bears sole responsibility and liability for PlayStation Compatible Product operation, features, capabilities, user generated content and Online Activity, but solely to the extent any of the foregoing features, capabilities, user-generated content and/or Online Activity are hosted, controlled, or implemented by Publisher, including: (i) Online Activity between territories using different television standards, whether PAL, NTSC, or another standard; (ii) any cross-functionality between PlayStation Compatible Products on different Systems or software applications operating on any device other than the Systems that may interact with PlayStation Compatible Products on a System; (iii) the granting of the right to end-users, or preventing end-users from exercising the ability, to copy, modify, distribute, perform, display and share content (including between the Territories) contained in or created from PlayStation Compatible Products pursuant to System features which have been implemented by Publisher (such user generated content, “User Content”), and (iv) the suitability or adequacy of health and safety or other warnings or notices provided by Publisher for PlayStation Compatible Products. SIE makes no representation regarding the suitability or adequacy of any System-generated warning or any warning provided, suggested, or required in the Guidelines, Packaging, manual or other templates, or elsewhere by any SIE Company or Affiliate. Publisher may include additional legal notices, disclosures, disclaimers and/or warnings on the Printed Materials, Packaging, PSN metadata, Product Submissions, or within the legal notices section in the Licensed Product itself, subject to compliance with the Guidelines.

6.8
Peripherals and Compatibility of Licensed Products. Publisher will not, and will not authorize any third party to, develop or distribute any Peripheral without the prior express written consent of SIE. Consent is [***], and may be subject to [***], provided that any such requirements [***] with respect to similar Peripherals. Where [***] a Peripheral (a “Publisher Peripheral”), Publisher is solely responsible for the functionality and operational compatibility of its Licensed Products with any such Publisher Peripherals that are not distributed by SIE. SIE has no responsibility to test or evaluate the compatibility of Publisher’s Licensed Products with any Peripherals that are not distributed by SIE. SIE is not responsible for any actual, incidental or consequential damages that may result from any use or inability to use any Publisher Peripheral with any PlayStation Compatible Product or System. If SIE elects, in its sole discretion, to test or evaluate the compatibility of Publisher’s Licensed Products with any Publisher Peripheral then, (i) such testing or evaluation will

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    6        CONFIDENTIAL

not obligate SIE to test or evaluate any other Peripheral; (ii) such testing or evaluation will not shift to SIE any responsibility to ensure or assess the functionality or compatibility of any Publisher Peripheral or require SIE to report any Publisher Peripheral incompatibilities; (iii) SIE will not be deemed to have endorsed any Publisher Peripheral solely by reason of such testing or evaluation; and (iv) Publisher will provide SIE, at no additional cost or expense to SIE, with a reasonable number of samples of any applicable Publisher Peripherals for testing and review in a timely manner. If any PlayStation Compatible Product fails to perform to SIE’s satisfaction with any Publisher Peripheral that the PlayStation Compatible Product is intended to support, SIE may require, upon notice to Publisher, that Publisher modify such portions of the Publisher Property as are intended to support the affected Publisher Peripheral in order to remediate any performance issues identified by SIE, and if Publisher is unable or elects not to make such modifications, SIE may require that Publisher remove such applicable portions of the Publisher Property from the relevant Licensed Product.

6.9
Publisher’s Additional Quality Assurance Obligations. If, at any time subsequent to the approval thereof by SIE, SIE becomes aware of any material defect (such materiality to be determined by SIE in its reasonable discretion) with respect to a PlayStation Compatible Product, or if SIE becomes aware of any improper use of the Licensed Trademarks or SIE Materials, in each case exclusive of any defect or improper use that is solely attributable to the SIE Materials, then Publisher shall, at no cost to SIE, promptly correct that material defect or improper use, to SIE’s commercially reasonable satisfaction, which may include, in SIE’s reasonable discretion, the recall and re-release of units of an affected Physical Media Product, or publication of an update, upgrade or technical fix to an affected PlayStation Compatible Product. If any PlayStation Compatible Product creates any risk of loss or damage to any property or injury to any person and Publisher is unable to promptly publish an update, upgrade or technical fix to such PlayStation Compatible Product, then, unless otherwise mutually agreed by the parties, Publisher shall immediately take commercially reasonable steps, at Publisher’s sole liability and expense, to recall and remove that PlayStation Compatible Product from any affected channels of distribution; provided, however, that if Publisher is not acting as the distributor or seller for the PlayStation Compatible Product its obligation shall be to use commercially reasonable efforts to arrange removal of all affected units of the PlayStation Compatible Product from the relevant distribution channels. Publisher shall provide all end-user support for Publisher’s PlayStation Compatible Products and will use commercially reasonable efforts to provide such end-user support in a reasonably efficient manner. SIE expressly disclaims any obligations or liability to provide end-user support with respect to Publisher’s PlayStation Compatible Products.

6.10
Rating Requirements. No Licensed Product may be published, sold, distributed, marketed, advertised or promoted unless it bears a consumer advisory age rating and product descriptors, either as required by local law or as issued by, and following the rating display requirements of, a consumer advisory ratings system designated by SIE and applicable to all Publishers, unless otherwise agreed to by the parties; provided, however, that for any PlayStation Compatible Products other than Licensed Products distributed on platforms other than the Systems (e.g. mobile apps), Publisher will comply with the applicable the consumer advisory age rating required by the platform on which such PlayStation Compatible Product is distributed (e.g. Apple App Store). Publisher alone bears all costs incurred in connection with obtaining any rating. No PlayStation Compatible Product and related Printed Materials or Advertising Materials may bear more than one consumer advisory rating in any Territory save where such is expressly permitted under the rules of the rating system which applies pursuant to this Section 6.10. Any Digitally Delivered Product that can be used with another Licensed Product must not bear (or must not contain any content which, if rated, would attract) a higher age rating than the rating issued to that other Licensed Product and, save in the case of an add-on to a previously-published Licensed Product, shall not bear a rating that is lower than the rating issue to that other Licensed Product, unless SIE waives these requirements in writing. Any PlayStation Compatible Product other than Licensed Product distributed on platforms other than the Systems

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    7        CONFIDENTIAL

(e.g. mobile companion app) that can be used with another Licensed Product must have an age rating that is comparable to the age rating for that applicable Licensed Product. Publisher shall use commercially reasonable efforts to comply with any other policies of SIE on the age rating, age gating and labeling of PlayStation Compatible Products intended to protect children as may be published within the Guidelines or otherwise communicated by SIE to Publisher, provided that such policies communicated by SIE to Publisher outside of the Guidelines will be generally the same as required of all other Licensed Publishers.

7.	Development Tools

7.1
Acquisition of Development Tools. For the purposes of this Section 7, “the applicable SIE Company” shall mean the SIE Company in the Territory in which the Development Tools are to be used or, at that SIE Company’s direction, another SIE Company. The applicable SIE Company may sell or loan Development Tools to Publisher in its sole discretion, in accordance with this Section 7. For the avoidance of doubt, any Software Tools included with or provided in relation to Hardware Tools are licensed, not sold or loaned, to Publisher pursuant to the terms set forth in Sections 3, 5 and 6. Title to Software Tools does not pass to Publisher upon purchase or loan of the Hardware Tools. The nontransferable license of the Software Tools within the Hardware Tools may act as a restriction or prohibition against the resale of the Hardware Tools. The purchase price or loan fee for Development Tools, and the payment currency, is set forth on the Developer Website, or shall be otherwise notified by the applicable SIE Company to Publisher. Unless otherwise agreed, Publisher shall pay for the Development Tools in full prior to delivery or download, and title to Development Tools shall remain with the applicable SIE Company until it has received full payment (save in the case of the Software Tools where title does not pass to Publisher at any time). If Publisher collects the Development Tools and transfers them outside the country of collection, Publisher agrees to provide the applicable SIE Company with the relevant transport proofs required by the relevant taxation authorities to allow the supply by SIE to be exempt from VAT. The applicable SIE Company reserves the right to either: (i) charge VAT until such documents are provided at which time the VAT will be refunded; or (ii) subsequently charge VAT if those documents are not provided within [***] months of collection. The purchase price or loan fee charged to Publisher for any Development Tools will be [***].

7.2
Credit. If the applicable SIE Company extends credit terms to Publisher or facilitates third-party financing for Publisher, until Publisher makes payment in full for all items so financed, Publisher (i) grants to that SIE Company, or its designee, a first position purchase money security interest in each Hardware Tool and in the proceeds of disposition of any Hardware Tool and (ii) shall not sell, hypothecate or encumber any such Hardware Tool. Publisher shall execute and deliver to the applicable SIE Company or its designee any documents the SIE Company needs to perfect the security interest, and agrees that applicable SIE Company or its designee may file those documents in its discretion.

7.3
Orders. Orders for Development Tools shall be submitted via the Developer Website or as otherwise notified by the applicable SIE Company. The applicable SIE Company may accept or reject, in its discretion, any Development Tools order, and does not warrant that Development Tools shall be available when ordered.

7.4
Publisher Terms. Any purchase order or other documentation issued by Publisher, purporting in any way to relate to the purchase, loan or license of Development Tools, does not amend or modify this GDPA or any terms presented by the applicable SIE Company in connection with the order of Development Tools, except as expressly agreed in writing by the applicable SIE Company.

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    8        CONFIDENTIAL

7.5
Delivery. Upon acceptance of Publisher’s order for Development Tools, and on payment of any applicable purchase or loan fee for the Development Tools, the applicable SIE Company will ship the loaned or purchased Development Tools, when available, to the Development Site(s). Publisher bears all expenses associated with delivery of the Development Tools, including insurance costs. Risk of loss or damage in transit to the Development Tools vests in Publisher immediately upon the applicable SIE Company’s delivery to the carrier of its choice and remains with Publisher until that SIE Company receives return of the Development Tools. Upon request from the SIE Company, Publisher shall provide a signed acknowledgement of receipt in such form as shall be reasonably specified by the applicable SIE Company. The applicable SIE Company will make Software Tools, excluding Firmware (which will be included with the Hardware Tools) but including Firmware updates, available at the Developer Website as set forth in Section 6.2, or such other method as reasonably chosen by that SIE Company.

7.6
Deletion of Publisher Code. Prior to Publisher shipping any Hardware Tool to the applicable SIE Company either pursuant to an announced upgrade “swap” program, or pursuant to the warranty provisions set forth below, or for any other reason, Publisher shall (i) securely delete Publisher’s applications software from the hard drive and all other storage media contained in the Hardware Tool and (ii) upon written request from SIE, execute any documentation required by the applicable SIE Company certifying such deletion.

7.7
No Refunds. All Development Tool purchases and loans made under this GDPA are final. In no event shall the applicable SIE Company be obligated to refund all or any portion of the purchase price or loan fee for the Development Tools.

7.8
Care and Maintenance of Development Tools. Publisher shall be solely responsible for the installation and administration of Hardware Tools. Publisher shall, at all times until the Development Tools are returned to the applicable SIE Company: (i) keep and use the Development Tools securely and only at the Development Site(s) notified to the applicable SIE Company or specified on the Developer Website, or other location approved in advance in writing by the applicable SIE Company; (ii) allow access to and use of the Development Tools only to persons whose duties justify the need for access and use in the exercise of the license granted under this GDPA, and who are authorized under Section 20.2.2 to have access to the SIE Materials; (iii) designate and authorize an individual to act as the applicable SIE Company’s contact with respect to Development Tools and, if Publisher wishes to designate a new designee, provide the applicable SIE Company with written notice according to the procedures set forth on the Developer Website or designated by the applicable SIE Company; (iv) preserve any proprietary rights or other notices placed on the Development Tools by SIE or its Affiliates and place all such notices on any copies made as permitted by this GDPA; (v) keep Development Tools in good and serviceable condition; (vi) ensure full compliance with all instructions relating to the maintenance, security or operation of Development Tools; (vii) maintain and service with all due care the Development Tools at Publisher’s expense according to SIE’s reasonable, written instructions; (viii) take all necessary further steps to ensure that Publisher does not render Development Tools unsafe or a risk to the health or safety of any person or property; (ix) inform the applicable SIE Company promptly following Publisher’s awareness of any bugs, errors, failure or breakdown in Development Tools, however caused; (x) inform the applicable SIE Company promptly following Publisher’s awareness of any unauthorized access to or use of the Developer Website and cooperate with that SIE Company to take all actions chosen by that SIE Company to address any unauthorized access or use, including taking any actions to prevent the recurrence of unauthorized use of or access to the Developer Website; and (xi) inform the applicable SIE Company promptly following Publisher’s awareness of any suspected or actual loss, theft, breach of security or other similar exposure involving the Development Tools, report any suspected or actual loss or theft to the police and obtain a police incident number, and use commercially reasonable efforts to

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    9        CONFIDENTIAL

recover such Development Tools and comply with any corrective action specified by the applicable SIE Company to recover the Development Tools and to prevent any re-occurrence of any loss, theft, breach of security or other unauthorized disclosure involving the Development Tools, and Publisher gives that SIE Company its authority to conduct or assist in the recovery of lost, stolen or missing Development Tools. A breach of Sections 7.8(i) or (ii) constitutes a material breach of this GDPA.

7.9
Inspection. Upon providing Publisher with reasonable, prior written notice, the applicable SIE Company may reasonably inspect the Development Site at any time during Publisher’s normal business hours solely to verify Publisher’s compliance with the terms of Section 7 of this GDPA. That SIE Company shall not conduct an inspection in a manner that disrupts Publisher's business activities. Publisher shall also provide that SIE Company with an inventory report of Development Tools in its possession within [***] days of SIE’s request, including the serial number for each Development Tool and its current physical location. Notwithstanding the foregoing, (i) in no event shall SIE be entitled to access any parts of the Development Site that are not relevant to the inspection, and (ii) SIE may not inspect the Development Site more than [***] unless due to extraordinary circumstances (including, without limitation, if SIE reasonably suspects there to be a security issue at such Development Site).

7.10
Failure or breakdown. In the event any failure or breakdown of any of the Development Tools is notified to the applicable SIE Company pursuant to Section 7.8, that SIE Company shall, at its sole election, either repair or replace the Development Tools at no cost to Publisher provided: (i) such notice shall have been given within [***] months following the date of the delivery of the Development Tools in question or any component part(s) of such Development Tools; (ii) the failure or breakdown is due to defects in materials and/or workmanship which diminish or impair the functionality of the Development Tools; and (iii) the failure or breakdown is not attributable in whole or in part to Publisher’s negligence or misuse. Any other repairs or replacements are provided at the applicable SIE Company’s discretion. Nothing in this GDPA shall impose an obligation on SIE to repair or replace any Development Tools that it reasonably considers obsolete or beyond economical repair.

7.11
Upgrades. The applicable SIE Company may advise Publisher (either in writing or via the Developer Website) if and when during the Term that the applicable SIE Company makes generally available to Licensed Developers or Licensed Publishers, any revised, updated, modified or enhanced version of any component of the Development Tools. Publisher shall be entitled or, at that SIE Company’s option, shall be required, to use such new version, provided, however, that in the event the SIE Company requires Publisher to upgrade to any new version, the SIE Company will provide Publisher with a reasonable period of time to effect any such upgrade. The applicable SIE Company may, upon delivery to Publisher of these Development Tools, require Publisher to return to that SIE Company the Development Tools previously in Publisher’s possession.

7.12	Loan of Hardware Tools. The applicable SIE Company may, in its discretion, loan Hardware Tools to Publisher.

7.12.1
Term, Termination and Return. The term of each applicable loan commences and ends on the dates specified by the applicable SIE Company for each Hardware Tool unit or component. The SIE Company may terminate the loan immediately if Publisher breaches any obligation in this GDPA. Upon termination of any loan of Hardware Tools: (i) all rights granted to Publisher in connection with the loan revert to the applicable SIE Company; (ii) Publisher shall cease and desist from further use of such loaned Development Tools; and (iii) Publisher shall immediately return such loaned Development Tools, including any other SIE Materials relating to such loaned Development Tools, to the applicable SIE Company

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    10        CONFIDENTIAL

at Publisher's cost. Publisher shall be responsible for any customs formalities or duties arising in connection with any such returns. If the loaning SIE Company reasonably determines Publisher failed to comply with a material provision of this Section 7 in relation to any loaned Development Tools, or where SIE reasonably determines there is an actual or suspected security risk involving such Development Tools or the Developer Website, it may demand immediate return of the loaned Hardware Tools and all related Software Tools, and Publisher shall use commercially reasonable efforts to comply within [***] business days. If Publisher fails to return any such loaned Development Tools, and the applicable SIE Company resorts to legal means to recover the same, then Publisher shall pay all of that SIE Company’s expenses, including the replacement value of the loaned Development Tools and SIE’s reasonable outside attorney’s fees directly relating to such recovery efforts.

7.12.2
Risk of Loss. If any loaned Hardware Tools are lost, stolen, damaged, destroyed or copied (other than in compliance with the terms of this GDPA or as otherwise authorized by the applicable SIE Company in writing), Publisher shall pay the applicable SIE Company [***], as set forth in the Developer Website or as specified by the applicable SIE Company, in addition to fines, penalties, or any remedy that the applicable SIE Company may have at law or in equity. Publisher shall, at SIE’s sole cost and expense (save in the circumstances set out above in this Section 7.12.2 where it shall be at Publisher’s sole cost and expense), execute any documents and take all actions that SIE reasonably requests to protect SIE’s right, title and interest to the Hardware Tools.

7.12.3
SIE Ownership. SIE retains all right, title and interest to any loaned Hardware Tools, including all Intellectual Property Rights. Publisher shall not sell, lease, license, transfer or dispose of the loaned Hardware Tools, or permit any lien or encumbrance. Publisher shall not do or cause to be done any act or thing in any way impairing or tending to impair SIE’s right, title or interest in or to loaned Hardware Tools.

8.	Manufacture and Supply of Physical Media Products

8.1
Designated Manufacturing Facilities. To ensure compatibility of Physical Media Products with the applicable System(s), consistent quality of the Physical Media Products, and incorporation of anti-piracy security measures, each SIE Company shall designate and license at least [***] Designated Manufacturing Facility to reproduce Physical Media Products. Publisher shall purchase [***] for Physical Media Products, including demonstration discs and cards, Printed Materials, Packaging and assembly from a Designated Manufacturing Facility in the Territory in which they are to be distributed by Publisher under this GDPA, except as expressly set forth in this Section 8. Any Designated Manufacturing Facility may enforce the terms of this GDPA that relate to the manufacture and delivery of Physical Media Products. If law in a Territory prohibits SIE from requiring Publisher to use only a Designated Manufacturing Facility to manufacture Physical Media Products, Publisher may have Physical Media Products, including demonstration discs and cards, Printed Materials and Packaging, manufactured by a third party other than a Designated Manufacturing Facility, but Publisher may do so only to the extent the law in the Territory requires that Publisher have the right to do so, and only for Physical Media Products distributed in the Territory with such a prohibition (unless otherwise contemplated by this Section 8). Publisher’s use of a third-party manufacturer other than a Designated Manufacturing Facility must otherwise comply with this GDPA, [***]. Unless otherwise agreed to by the parties in writing, in no circumstances shall any SIE Company or the Designated Manufacturing Facility treat any of Publisher’s Physical Media Products in any way more or less favorably, in terms of production turnaround times or otherwise, than the Physical Media Products of any other similarly situated third party licensee of such SIE Company or than the Physical Media Products published by such SIE Company.

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    11        CONFIDENTIAL

8.2
Creation of Master Media. Using a fully-approved, reproducible file containing final Licensed Product provided by Publisher, the applicable SIE Company or the applicable Designated Manufacturing Facility shall create an encrypted, reproducible master of the Physical Media Product from which all units of the applicable Physical Media Product are to be replicated. Publisher shall be responsible for the costs, as determined by the applicable SIE Company or the applicable Designated Manufacturing Facility, of producing the reproducible masters of Physical Media Products.

8.3
Orders. Publisher shall issue Purchase Orders to the applicable Designated Manufacturing Facility, with a copy to the SIE Company in the Territory where the order is placed. No Purchase Orders will be processed for any Physical Media Product unless that product is approved in accordance with Section 6, and complies with the Guidelines. All Purchase Orders shall be subject to approval by the applicable SIE Company, not to be unreasonably withheld, and to acceptance by the applicable Designated Manufacturing Facility pursuant to the Guidelines. Purchase Orders issued by Publisher to a Designated Manufacturing Facility for each Licensed Product approved by the applicable SIE Company shall be non-cancelable and are subject to the terms and conditions of the Designated Manufacturing Facility that are generally applicable to all Licensed Publishers at the time of the relevant Purchase Order. Publisher shall not, directly or indirectly, solicit orders for or sell any units of Physical Media Products in any situation where Publisher knows or reasonably should know that any of such Physical Media Products will be exported or resold outside of the Territory in which they are ordered.

8.4
Manufacture and supply of units. Upon approval of a Licensed Product and associated Printed Materials pursuant to Section 6, and subject to Sections 8.5 through 8.7, the applicable Designated Manufacturing Facility will, in accordance with the terms and conditions set forth in this Section 8, and at Publisher’s request and sole expense (a) manufacture and supply Physical Media Products for and to Publisher; (b) manufacture and supply Publisher’s Packaging and Printed Materials; and (c) assemble the Physical Media Products with the related Printed Materials and Packaging. Publisher shall comply with all Guidelines relating to the production of units of Physical Media Products. The applicable SIE Company reserves the right to insert or require Publisher to make arrangements for the insertion of certain Printed Materials relating to the System into each unit.

8.5
Manufacture and supply of Printed Materials by Designated Manufacturing Facility. If Publisher elects to order Printed Materials from a Designated Manufacturing Facility, Publisher shall deliver the applicable SIE-approved Printed Materials to the applicable Designated Manufacturing Facility, at Publisher’s sole risk and expense, and the Designated Manufacturing Facility will manufacture Printed Materials in accordance with this Section 8. Neither SIE nor any Designated Manufacturing Facility is liable for loss of or damage to Printed Materials.

8.6
Manufacture of Packaging and Printed Materials by Alternate Source. Subject to the prior, express, written approval (in its sole discretion) of the SIE Company in the Territory in which the Physical Media Products are to be distributed by Publisher under this GDPA and the Guidelines, Publisher may elect to be responsible for manufacturing its own Packaging and Printed Materials (other than artwork which is to be reproduced or displayed on any Physical Media Product, which Publisher will supply to the applicable Designated Manufacturing Facility for incorporation within the Physical Media Product), at Publisher’s sole risk and expense. The applicable SIE Company shall have the right to disapprove any Packaging or Printed Materials that do not comply with the applicable Guidelines. If Publisher elects to supply its own Packaging or Printed Materials, neither SIE nor any Designated Manufacturing Facility shall be responsible for any shortage or delays arising from use of Publisher’s own Packaging or Printed Materials.

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    12        CONFIDENTIAL

8.7
Assembly Services by Alternate Source. Subject to the prior, express, written approval (in its sole discretion) of the SIE Company in the Territory in which the Physical Media Products are to be distributed by Publisher under this GDPA and the Guidelines, Publisher may elect to procure assembly services from an alternate source other than a Designated Manufacturing Facility. If Publisher elects to be responsible for assembling the Physical Media Products, then the applicable Designated Manufacturing Facility shall ship the component parts of the Physical Media Product to a destination designated by Publisher, at Publisher’s sole risk and expense. The applicable SIE Company shall have the right to inspect any assembly facilities that Publisher proposes to use in order to determine if the component parts of the Physical Media Products are being assembled in accordance with SIE’s quality standards. The applicable SIE Company may require Publisher to recall any units of any Physical Media Products that fail to materially comply with the Guidelines unless any non-compliance is solely attributable to any acts or omissions of any SIE Company or any Designated Manufacturing Facility. If Publisher elects to use alternate assembly facilities, neither SIE nor any Designated Manufacturing Facility shall be responsible for any shortage or delays or other production issues, including breakage or missing component parts, arising from use of alternate assembly facilities. Publisher shall comply with all applicable labor and employment laws and shall not employ child labor, slave labor or forced labor in connection with the assembly of the Licensed Products, or knowingly use any third party that does so.

8.8
Delivery of Physical Media Products. The applicable Designated Manufacturing Facility will deliver Physical Media Products to Publisher at Publisher’s sole expense, except where otherwise stated in the Guidelines, this GDPA, or as otherwise agreed in writing by the applicable SIE Company. Subject to the terms of Section 8.1 of this GDPA, SIE does not guarantee delivery of Physical Media Products by any delivery date stipulated by Publisher, but Publisher and the Designated Manufacturing Facility may agree a fixed delivery date separately. Publisher shall have no right to have completed units of Physical Media Products stored at the applicable Designated Manufacturing Facility after manufacture.

8.9
Ownership of Original Master Discs. Neither SIE nor any Designated Manufacturing Facility has any obligation to release to Publisher any original reproducible masters created under Section 8, or any other in-process materials. These masters and materials are and will remain the sole property of SIE or the Designated Manufacturing Facility (as applicable). Notwithstanding the foregoing, the Publisher Intellectual Property Rights that are contained in these masters or materials are, as between SIE and Publisher, the sole and exclusive property of Publisher or its licensors.

8.10
Other Products. This Section 8 shall apply to the manufacture, order, supply and delivery of other non-standard products or Packaging relating to Licensed Products, if any, ordered by Publisher from a Designated Manufacturing Facility, unless otherwise stated in this GDPA or the Guidelines.

9.	Distribution
(a)    Distribution of any Licensed Product is subject to SIE’s assessment, testing and approval in accordance with the terms of Section 6.3. Unless otherwise mutually agreed by the parties, Licensed Products will be distributed in accordance with Sections 9.1 or 9.2, as applicable. Unless expressly approved in writing by an SIE Company, Publisher may not publish a Licensed Product previously published by another Licensed Publisher in the same Territory for the same System.
(b)    Distribution of any PlayStation Compatible Product other than Licensed Products (including Peripherals) may require written approval by SIE and such approval may require Publisher to submit any such PlayStation Compatible Product to SIE for evaluation, assessment, testing, and approval pursuant to Section 6.3 and the Guidelines. Publisher’s distribution of such PlayStation Compatible Product may be subject to commercial or other conditions (following such evaluation or otherwise) mutually agreed to by the parties in

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    13        CONFIDENTIAL

writing, including, solely to the extent mutually agreed for such PlayStation Compatible Product, a requirement that such PlayStation Compatible Product must be distributed through PSN. All requirements imposed by SIE in relation to any such PlayStation Compatible Product will be the same as are generally applicable to all Licensed Publishers of similar PlayStation Compatible Products.

9.1	Distribution of Physical Media Products

9.1.1
Form of Distribution. Unless expressly approved in writing by the SIE Company in the applicable Territory, Licensed Products distributed physically to end-users shall be in the form of Physical Media Products only. Publisher shall not, directly or indirectly, hard bundle a Licensed Product with any other Licensed Product, Peripheral, PlayStation Compatible Product or any other content, good or service, without SIE’s prior written consent. Where such approval is granted, the terms of this GDPA shall apply to those units.

9.1.2
Distribution Channels. Publisher may use distribution channels for Physical Media Products as Publisher deems appropriate, including the use of third-party distributors, resellers, dealers and sales representatives.

9.1.3
Simultaneous Publishing. If both Physical Media Product and an equivalent Digitally Delivered Product will be published, the Physical Media Product must be commercially released by Publisher [***] the date that the equivalent Digitally Delivered Product is commercially released, in accordance with the terms of Section 9.2 or as otherwise agreed between the parties.

9.2	Distribution of Digitally Delivered Products

9.2.1
Distribution Channel for Digitally Delivered Products. Unless expressly approved in writing by all SIE Companies in the relevant Territories, Digitally Delivered Products, and any subscriptions or services associated with Licensed Products (where Publisher elects in its sole discretion to make such subscriptions or services available), shall be distributed through PSN only, in accordance with this Section 9. Publisher may, however, electronically transmit PlayStation Compatible Products from Development Site to Development Site, or from machine to machine over a computer network, for the sole purpose of facilitating development or testing of PlayStation Compatible Products to be carried out under Section 6, provided that Publisher uses reasonable security measures customary within the high technology industry to reduce the risk of unauthorized interception or retransmission of those transmissions.

9.2.2
PSN. Publisher may offer each SIE Company the right to sell Digitally Delivered Products, and, if any, subscriptions or other services related to Licensed Products, to Users via PSN in each relevant Territory, or, if SIE chooses to make such option available to Publisher and Publisher elects such option in its discretion, have that SIE Company sell or rent those products on behalf of Publisher as Publisher’s agent via PSN, on the terms set forth in this Section 9, Section 15, the Guidelines, or other standard terms SIE may communicate to Licensed Publishers. Subject to the terms of this GDPA, Publisher grants to SIE the right, which may be exercised by SIE directly or through an Affiliate (provided that SIE will ensure any such Affiliate’s compliance with the terms of this GDPA in accordance with Section 14), on or through PSN, during the Term (subject to Section 22) throughout each Territory, to: (i) install, load, host and reproduce Digitally Delivered Products and Product Information on servers for the sole purpose of marketing and selling the Digitally Delivered Products to Users on the applicable System(s) on which Publisher elects to publish such Digitally

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    14        CONFIDENTIAL

Delivered Products (as contemplated in the Product Submission associated with such Digitally Delivered Products); (ii) resell (including by means of a retail voucher code), deliver and provide access to and use of Digitally Delivered Products to Users electronically via PSN for the System(s) on which Publisher elects to publish such Digitally Delivered Products, (either alone or as part of a Publisher approved bundle) by means of digital download, including to the extent necessary to effect such rights via reproduction, transmission, public performance, public display, public communication, and digitally wrapping and repackaging (such rights extending solely to any product (including its offline manual) published exclusively as a Physical Media Product under a Licensed Publisher Agreement which the parties agree in writing shall be digitally wrapped or repackaged by SIE for distribution as a Digitally Delivered Product through PSN subject to the terms of this GDPA); (iii) digitally stream Licensed Products to Users via PlayStation Now, subject to written agreement between the parties on a product-by-product basis, and copy and adapt the Licensed Products solely as necessary for that purpose; (iv) sublicense to Users, for their personal, non-commercial purposes, the right to browse Digitally Delivered Products available for the applicable System(s) for which Publisher makes such Digitally Delivered Products available, and a worldwide, non-transferable, non-exclusive right to access, download, store, use and play Digitally Delivered Products on the applicable System for which it was purchased or otherwise provided, subject to the terms established by SIE under which Digitally Delivered Products are supplied to Users, including, subject to written agreement between the parties on a product-by-product basis, in exchange for rental, subscription, bundle or time-based usage fees, and subject to any rental, subscriptions or other usage terms established by SIE; (v) allow Users to re-download and use any Digitally Delivered Product previously legitimately purchased on the same PSN account, without further charge or obligation; (vi) market, advertise and promote Digitally Delivered Products in any media, subject in all cases to the terms set forth in Section 9.2.3; (vii) use Advertising Material and Product Information to facilitate Digitally Delivered Product resale on or through PSN, subject in all cases to the terms set forth in Section 9.2.3; and (viii) make, store and use copies of Digitally Delivered Products and associated Product Information internally solely for testing, evaluation, quality control, User support, support in the operation of PSN (and any services offered thereunder) and for archiving, administrative, legal and rating board and other compliance purposes. With respect to any retail vouchers for Digitally Delivered Products, SIE will display or reference any disclosures, disclaimers and other notices on such retail vouchers as reasonably requested by Publisher, and SIE’s sale and distribution of retail vouchers may also be subject to any additional terms and conditions which may be agreed to by the parties in relation to any applicable retailer or Territory. For purposes of clarity, SIE will not distribute any Digitally Delivered Products via any subscription, bundle or compilation product, emulation, or streaming service unless mutually agreed to by Publisher and SIE in writing on a Licensed Product-by-Licensed Product basis, and will not distribute via PSN any Digitally Delivered Product until the release date designated by Publisher. Any digital repackaging or adaptation of a Licensed Product created by SIE pursuant to subsection (ii) or subsection (iii) above will be subject to Publisher’s prior written approval and will be considered Publisher Property (exclusive any SIE Materials or Licensed Trademarks therein), and if any rights, title or interest in such materials vest in SIE by operation of law or for any other reason, SIE assigns all rights, title and interest therein to Publisher.

9.2.3
License to Product Information. Publisher shall provide SIE with Product Information for each Licensed Product for use by SIE in accordance with this Section 9.2.3 and the Guidelines. Subject to the terms of this Section 9.2.3, Publisher grants to SIE, for the Term

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    15        CONFIDENTIAL

and within each Territory, a non-exclusive license to use Product Information to further SIE’s resale or other electronic distribution of Digitally Delivered Products pursuant to this GDPA. Subject to the terms of this Section 9.2.3, this license includes the following grant of rights to SIE to: (i) use, publish, reproduce, distribute, display, exhibit, transmit and communicate to the public, make available, and publicly perform on or through any media Publisher’s and its licensors’ trademarks, service marks or logos, and Product Information in connection with the marketing or promotion of Digitally Delivered Products on PSN, or in connection with any campaign which is primarily aimed at advertising, marketing or promoting PSN, the PlayStation Store, the Systems or the PlayStation brand generally, and; (ii) edit, crop or vignette all such materials as appropriate to comply with technical limitations; provided, however, that any proposed use of Publisher’s and/or its licensors’ trademarks, service marks or logos and Product Information and Advertising Materials, including any editing, cropping or vignettes thereof by SIE pursuant to the foregoing will be subject to Publisher’s prior written approval (which may be provided on a campaign-by-campaign basis or via the provision of pre-approved assets). For purposes of clarity, where Publisher provides SIE with pre-approved Product Information or Advertising Materials, SIE will not need to seek Publisher’s further approval for use of such Product Information or Advertising Materials in any SIE controlled media-channels. Publisher may request that SIE take down and cease use of any specific Product Information or Advertising Materials that do not comply with this Section 9.2.3 or that become subject to any third party claim, and SIE will use commercially reasonable efforts to take down and cease use of such Product Information or Advertising Materials reasonably promptly following receipt of Publisher’s request. Except for any SIE Materials or Licensed Trademarks, any modifications, enhancements or derivative works of any of the Product Information or Advertising Materials created by or for SIE will remain the exclusive property of Publisher or its applicable third party licensors, and if any rights, title or interest in such materials vest in SIE by operation of law or for any other reason, SIE hereby assigns all such rights, title and interest in such materials to Publisher. The licenses granted in this Section 9.2.3 include a license to use Publisher Intellectual Property Rights as reasonably necessary to exercise the foregoing rights and licenses, subject to the terms set forth in this Section 9.2.3.

9.2.4
PSN Vouchers. At Publisher's request, SIE may (without obligation) issue PSN voucher codes and printed vouchers displaying such codes for Digitally Delivered Products to Publisher, subject to agreement with Publisher on Wholesale Price or revenue share (as applicable), and, where applicable, on payment of SIE's fee for voucher production and supply as stipulated in the Guidelines, for: (i) non-commercial use (including internal use) by Publisher; (ii) promotional use by Publisher and/or Publisher’s third party contractors, service providers and promotional partners; or (iii) supply (but not resale) to consumers by Publisher and/or Publisher’s third party contractors, service providers and promotional partners. The fee charged to Publisher by SIE for such voucher codes will be the same as generally applicable to all Licensed Publishers. PSN vouchers issued to consumers may be redeemed in any country of the applicable Territory in which PSN is available. Where permitted by an SIE Company and subject to the Guidelines, Publisher may purchase from the applicable SIE Company physical cards with printed PSN voucher codes that entitle users to redeem Digitally Delivered Products from PSN and distribute or sell physical cards to third party retailers for resale to users. Publisher shall obtain voucher codes solely from the applicable SIE Company in the applicable Territory.

9.2.5
No Obligation. Subject to the terms of this GDPA, SIE reserves the right, in its sole discretion (unless otherwise stated), to do any of the following, at any time, without notice to Publisher: (i) operate and manage PSN; (ii) control the timing, manner, extent and duration of any

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    16        CONFIDENTIAL

offer, display, supply, distribution, delivery, marketing, advertising and promotion of Digitally Delivered Products acting reasonably and in good faith; (iii) distribute, rent, sell, resell or market any SIE or third party product and service on PSN, including those that compete with Digitally Delivered Products; (iv) use age gates, filters or other restrictions to limit access of products and services offered through PSN; (v) acting reasonably and in good faith, commence or discontinue the marketing, resale, or electronic distribution of any Digitally Delivered Product; and (vi) suspend or cease PSN’s operation, in whole or in part, or suspend or cancel the offering or supply of any Digitally Delivered Product to a User in accordance with the ToSUA.

9.2.6
DRM. SIE has no obligation to use any digital rights management technology in conjunction with its resale or other electronic distribution of Digitally Delivered Products. If SIE, in its sole discretion, elects to use means to limit the improper use of Digitally Delivered Products, SIE will do so without any liability to Publisher, and Publisher shall use commercially reasonable efforts to support such technology provided by SIE. SIE will not remove, alter, deactivate or otherwise impair any digital rights management technology that Publisher may, in its sole discretion, include with any Digitally Delivered Products or any metadata or information associated therewith, provided such technology, metadata or information does not conflict with the requirements of the Guidelines.

9.2.7
Product Submission. Publisher shall provide Digitally Delivered Products to SIE for supply on or through PSN by submitting to an SIE Company a Digitally Delivered Product pursuant to the process described in the Guidelines or otherwise communicated to Publisher (and all other Licensed Publishers) by SIE (each such submission a “Product Submission”). Each Product Submission must include a true and accurate description of the Digitally Delivered Product, along with complete metadata for the Digitally Delivered Product as specified in the Guidelines or otherwise reasonably communicated to Publisher by SIE, provided that any additional requirements communicated to Publisher will be generally the same as required of all Licensed Publishers. Publisher is liable to SIE and Users for inaccurate or misleading (including by omission) product descriptions. There will be no obligation on SIE to supply any Digitally Delivered Product until SIE has accepted the relevant Product Submission. Each accepted Product Submission is hereby incorporated into and becomes a part of this GDPA. SIE may amend or change the Product Submission process and requirements at any time and will provide reasonable notice to Publisher of those changes. If a change to the Product Submission process or requirements requires additional information from Publisher, Publisher shall promptly provide that information to SIE. Publisher shall follow the Product Submission process that is current at the time Publisher submits Digitally Delivered Products. Any changes to the information contained in a submitted Product Submission must be provided by Publisher in a revised Product Submission.

9.2.8
Removal from PSN Storefront. Publisher may cease the sale or other provision of a Digitally Delivered Product to SIE by providing SIE with written notice no less than [***] business days prior to cessation, or as required by the Guidelines, in which case SIE will remove and cease selling or otherwise making available such Digitally Delivered Product, provided, however, that SIE will use commercially reasonable efforts to promptly remove any Digital Delivered Product where requested by Publisher if such Digitally Delivered Product is subject to elevated levels of fraud or to comply with Publisher’s contractual, legal or regulatory requirements (including without limitation in the event any applicable third party rights granted to Publisher in relation to such Digitally Delivered Product expire, are terminated or otherwise revoked). SIE may purchase, resell and otherwise electronically

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    17        CONFIDENTIAL

distribute via PSN in accordance with the terms of this Section 9.2 an unlimited quantity of Digitally Delivered Products until the date of cessation, subject to SIE’s compliance with the terms of this GDPA and any additional terms mutually agreed to in writing by the parties. Publisher may terminate the re-download rights granted for any Digitally Delivered Product pursuant to Section 9.2.2(v) on a product-by-product basis upon written notice to SIE where necessary to comply with Publisher’s contractual, legal or regulatory requirements (including without limitation in the event any applicable third party rights granted to Publisher in relation to such Digitally Delivered Product expire, are terminated or otherwise revoked). SIE will remove any retail vouchers from any retailer in any territory no less than [***] days following receipt of Publisher’s written request, provided that Publisher may request immediate removal to the extent required to comply with any contractual, legal or regulatory requirements (including without limitation in the event any applicable third party rights granted to Publisher in relation to such product expire, are terminated or otherwise revoked). SIE will use commercially reasonable endeavors to remove any retail vouchers relating to any Digitally Delivered Product which is removed from the PSN in accordance with this Section 9.2.8. This Section 9.2.8 is without prejudice to Section 16.2.

9.2.9
Territory Restrictions. SIE shall only be taken to have exercised its rights under this Section 9 in respect of any Digitally Delivered Product in a particular country where SIE's activities in respect of that Digitally Delivered Product are directed at that country. Access to, use of or download of such product through PSN by a User outside the Territory is not a breach of this GDPA or a breach of any Publisher Intellectual Property Rights or (as between SIE and Publisher) the Intellectual Property Rights of any other person, provided that SIE will use commercially reasonable efforts to limit display and availability of any Digitally Delivered Product on PSN to Users within the applicable country unless prohibited by applicable law.

9.3	[***].

10.	EULAs and Additional Terms

10.1
Additional Terms. Publisher may establish its own terms describing or limiting use of its Digitally Delivered Products and request presentation of such terms on PSN, in accordance with the Guidelines (“Additional Terms”). Additional Terms shall be provided to SIE with the relevant Product Submission. SIE reserves the right to review and suggest revisions to the Additional Terms, but without liability for them, and Publisher will consider SIE’s suggestions in good faith. Publisher may update the Additional Terms from time to time. SIE is not liable for Publisher’s failure to comply with Additional Terms. The Additional Terms must not be inconsistent with the Software Product License Agreement or the ToSUA as they relate to a Licensed Product’s or a User’s interaction with the System or to SIE’s liability.

10.2
Licensed Product Terms. Publisher acknowledges that the Software Product License Agreement shall be a license governing the use of Licensed Products. Publisher shall be entitled to present its own license for Licensed Products (a “Publisher EULA”), which may be updated by Publisher from time to time, provided the terms of the Publisher EULA are not inconsistent with the terms of the Software Product License Agreement or the ToSUA as they relate to a Licensed Product’s or a User’s interaction with the System or SIE’s liability, and makes clear that the Publisher EULA is between Publisher and the user, and not state or suggest the Publisher EULA is between any SIE Company and the user:

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    18        CONFIDENTIAL

10.2.1	Publisher is solely responsible for the Licensed Product;

10.2.2	a limited license to use the Licensed Product for their own personal, non-commercial use; and

10.2.3
each SIE Company (or the SIE Company for the Territory where the Licensed Product is being sold if the Publisher EULA is regional) is a third party beneficiary of the Publisher EULA, provided that Publisher will not need to specifically refer to each SIE Company in the Publisher EULA to comply with this requirement.

11.	Advertising

11.1
Generally. Subject to Section 11.2, Publisher may advertise PlayStation Compatible Products or related Online Activity, but all advertising (i) for Licensed Products, or (ii) for PlayStation Compatible Products other than Licensed Products that include or display any Licensed Trademarks, must be carried out in accordance with the Guidelines.

11.2
In-Game Advertising. Subject to the terms of the GDPA, Publisher may sell and serve (or have sold and/or served on Publisher’s behalf), provide and/or include advertisements within Publisher’s Licensed Products, [***], provided that all such advertisements are carried out in accordance with the Guidelines. Any advertisements [***] within Publisher’s Licensed Products by or for Publisher will be provided in compliance with the applicable advertising content [***]. SIE has sole discretion to reject, block placement of, remove or require removal of any advertisement that (i) does not comply with the Guidelines, applicable law, regulations, court decision, other judicial or administrative order, age ratings system, or principles of any applicable age ratings board; or (ii) may reasonably cause (in light of the PlayStation Compatible Product’s age rating and the SIE objectionable content criteria for the applicable Territory) SIE or any Affiliate to suffer public disrepute, contempt, scandal or ridicule, or which insults or offends the relevant community or any substantial organized group thereof or which would adversely affect SIE or any Affiliate’s name, reputation or goodwill. SIE will notify Publisher in writing if it rejects, blocks or removes any advertisement pursuant to this Section 11.2. SIE reserves the right to require Publisher to use commercially reasonable efforts to develop and implement a tracking mechanism to verify the number of users viewing advertisements. For the purposes of this Section 11.2, “advertisement” shall be deemed to include promotions, product placements, and references and trademarks relating to sponsorships.

12.	Online Activity & Data Collection

12.1
Publisher Obligations. If a Licensed Product allows Users to engage in Online Activity, then, as between Publisher and SIE, Publisher must, at its sole expense for the term during which Publisher provides the User with rights to access the Online Activity in connection with use of the Licensed Product, do the following in compliance with the Guidelines and this GDPA:

12.1.1	host and provide Users with access to Online Activity;

12.1.2	provide Users with customer support in a commercially reasonable manner and in accordance with its Publisher EULA;

12.1.3
If a User makes Publisher aware of any breach or suspected breach by another User of the ToSUA, Publisher will promptly notify the User reporting such breach to instead contact SIE’s applicable customer support to make SIE aware of the breach or suspected breach;

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    19        CONFIDENTIAL

12.1.4
appoint a dedicated contact person for Online Activity who will act as a liaison between SIE and Publisher for all matters relating to the same. Publisher shall give SIE [***] days written notice prior to any change of a designated contact person;

12.1.5
present (including via a link) Additional Terms relating to Online Activity prior to (i) launch by a User of the Licensed Product for the first time, or (ii) allowing any User to engage in Online Activity for the first time;

12.1.6
operate all Online Activity with particular regard to the protection of children and privacy, and in compliance with legal requirements or as stipulated under any voluntary system relating to the labeling and conduct of gameplay websites designated by SIE in writing and applicable to all Licensed Publishers in writing, and comply with any SIE policy set forth in the Guidelines relating to the protection of children during Online Activity and, where Publisher employs PSN authentication on websites in accordance with the Guidelines, implement appropriate age filters; and

12.1.7
provide notice to consumers in a clear and conspicuous manner of any permanent shutdown to all servers hosting or supporting Online Activity on PSN for a specific Licensed Product, in accordance with Publisher’s EULA applicable to Online Activity and such Licensed Product. If Publisher provides less than [***] days prior notice of any permanent shut down of servers hosting or supporting Online Activity for any Licensed Product, then the [***] will not apply to any [***] within [***] days prior to the announcement that the servers hosting Online Activity will be permanently shut down.

12.2	Use of PSN ID. Publisher must require all end-users to sign in with their unique PSN ID, or such other SIE identifier specified by SIE, when accessing Online Activity.

12.3
Personal Information Collection by Publisher. If Publisher collects any Personal Information from a System or a Licensed Product, Publisher shall do so in strict accordance with all applicable laws and regulations and the terms of this Section 12.3. Publisher shall, at a minimum:

12.3.1	Implement reasonable and appropriate measures to protect the confidentiality, security, and integrity of any Personal Information collected; and

12.3.2
Without limiting the obligation to comply with all applicable laws and regulations under this Section 12.3, provide notice to users of its privacy practices, including at least material terms relating to the following:

12.3.2.1	the Personal Information collected;

12.3.2.2	the purposes for which Personal Information will be used;

12.3.2.3	to whom Personal Information will be disclosed;

12.3.2.4	where Personal Information will be transferred; and

12.3.2.5	how an individual can access, correct and delete Personal Information about them.
Publisher shall comply with the practices described in Publisher’s privacy notice. Any Personal Information collected by Publisher pursuant to this Section 12.3 will not be considered SIE

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    20        CONFIDENTIAL

Materials and may be used by Publisher in accordance with publisher’s privacy policy subject to this Section 12.3.2.

12.4
Personal Information Disclosed to Publisher by SIE. SIE has no obligation to disclose data collected by or on behalf of SIE or its Affiliates to Publisher. Publisher may offer Users the ability to link their PSN ID to Publisher’s account/ID database in connection with Publisher’s Licensed Products in accordance with the Guidelines. If Personal Information is disclosed to Publisher by SIE in SIE’s absolute discretion, Publisher agrees to comply with the following in relation to any such Personal Information:

12.4.1	to limit its processing of Personal Information strictly to those purposes defined in the Guidelines or in writing by SIE and for no other purpose, subject to Section 12.4.2 below;

12.4.2	that prior to processing Personal Information for any purposes beyond those defined under Section 12.4.1, it will:

12.4.2.1	obtain SIE’s express, written consent to the use of such data for such purposes such consent to be in SIE’s sole discretion;

12.4.2.2	inform the individual of Publisher’s identity;

12.4.2.3	inform the individual of the purposes for which the data will be used;

12.4.2.4	obtain the individual’s explicit consent to such transfer and use; and

12.4.2.5
provide notice to the individual that the use and any disclosure of the applicable Personal Information shall be subject to Publisher’s privacy policy and that SIE is not responsible or liable for Publisher’s use of such Personal Information;

12.4.3
to handle such Personal Information in accordance with applicable law and (ii) with respect to such Personal Information processed by Publisher pursuant to Section 12.4.2, the Guidelines, any terms for handling and use mutually agreed to by SIE and Publisher, and Publisher’s privacy policy or (ii) with respect to such Personal Information processed by Publisher pursuant to Section 12.4.1, the Guidelines and any terms for handling and use presented by SIE

12.4.4
to implement measures to protect the confidentiality, security, and integrity of any Personal Information that SIE Company shares with Publisher that are reasonable, adequate or otherwise required by Section 12.4.3; and

12.4.5
where such Personal Information relates to an end user who is located in a country with, or is a customer of SIE that is subject to, a law, regulation or direction of any competent authority that restricts the export or transfer of such Personal Information outside of that country (or its region, such as the European Economic Area), if requested by SIE, Publisher shall implement such agreements and take such steps as are required by that law, regulation or direction to ensure SIE is in compliance with the restriction.

12.5    SIEA will provide a notice to Users in its privacy policy stating the following, “When a parent allows their child's Account to participate in games, chat or user-generated content features, they also consent to SIE sharing information with the publishers of the games, applications, or services that incorporate those features and the collection of information entered into such features by the child's Account (e.g. typing text into the chat feature).” [***].

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    21        CONFIDENTIAL

13.	Marketing of Licensed Products

13.1
Marketing Generally. At no expense to SIE, Publisher will, and will direct its distributors to, diligently market, sell and distribute the Physical Media Products, market Digitally Delivered Products, use commercially reasonable efforts to stimulate demand for all Licensed Products throughout the applicable Territories, and use commercially reasonably efforts to supply units of Physical Media Products to satisfy any resulting demand.

13.2
Samples. Publisher will provide sample units of each Physical Media Product to the SIE Company in each relevant Territory in the quantities and per the terms specified in the Guidelines, subject to any limitations on sample or promotional units imposed by any of Publisher’s applicable third party licensors. In the event that Publisher assembles any Physical Media Product using an alternate source in accordance with Section 8.7, Publisher will be responsible for shipping such sample units to the applicable SIE Company, at Publisher’s cost and expense, promptly following the commercial release of such Physical Media Product. SIE shall not directly or indirectly resell any such sample units of the Physical Media Products without Publisher’s prior written consent. SIE may distribute sample units to its employees or those of its Affiliates, provided that it uses its reasonable efforts to ensure that such units are not sold into the retail market.

13.3
Marketing Programs. SIE may invite Publisher to participate in promotional or advertising opportunities that may feature one or more Licensed Products from one or more Licensed Publishers. Participation shall be voluntary and subject to terms to be determined by SIE at the time of the opportunity. In the event Publisher elects to participate, all materials submitted by an authorized representative of Publisher to SIE shall be submitted subject to the Guidelines and delivery of such materials by an authorized representative of Publisher to SIE shall constitute acceptance by Publisher of the terms of the offer. Unless otherwise requested in writing by Publisher or mutually agreed to by the parties in writing in advance, each SIE Company shall be entitled to display and otherwise use an attribution line substantially similar to the following on its multi-product marketing materials: “Copyrights and trademarks are property of their respective owners.”

13.4
PlayStation Website. Publisher shall provide SIE with Product Information in HTML or such other format as reasonably specified by SIE for each of its Licensed Products for display on one or more PlayStation promotional websites. Specifications for Product Information for those websites shall be as provided in the Guidelines. Publisher shall provide each applicable SIE Company with such Product Information for each Licensed Product upon submission of Printed Materials to the applicable SIE Company for approval pursuant to the Guidelines. Publisher shall also provide updates for any such web page in a timely manner as may be required in the Guidelines.

14.
Subcontracting. Publisher may retain subcontractors who provide services which do not require access to SIE Materials without prior approval. Publisher may provide a subcontractor with access to the SIE Materials to assist with the development, testing, publication, and/or marketing of PlayStation Compatible Products only where Publisher has: (i) made the subcontractor aware of the confidentiality, data protection, and other relevant provisions of this GDPA; and (ii) ensured that the subcontractor has agreed in writing to abide by terms that are no less protective of the SIE Materials than the applicable terms of this GDPA. Publisher shall remain fully liable for Publisher’s compliance with all of the provisions of this GDPA, and for the compliance of any subcontractor provided with access to the SIE Materials with the confidentiality, data protection, and other provisions of this GDPA. Publisher shall disclose to a subcontractor the SIE Materials only to the extent necessary to allow the subcontractor to assist with the development, testing, publication, and/or marketing of PlayStation Compatible Products. SIE has no obligation to grant any subcontractor access to the Developer Website (and Publisher shall not share its access with a subcontractor unless otherwise authorized by SIE). A subcontractor has no right to publish Licensed Products, including any right to order or pay for Publisher’s

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    22        CONFIDENTIAL

Physical Media Product. SIE may prohibit disclosure of the SIE Materials to any subcontractor found to have acted or failed to act in a way that would constitute a material breach of the terms of this GDPA, or where SIE reasonably believes such subcontractor is likely to act or fail to act in a way that would constitute a material breach of the terms of this GDPA. SIE may subcontract or sublicense any of its rights or obligations under this GDPA, provided that SIE will cause its subcontractors to comply in all respects with the terms and conditions of the GDPA, and shall remain fully liable for the compliance of any of its subcontractor with the applicable terms of this this GDPA.

15.	Revenue and Payments

15.1
Physical Media Products. Publisher or a Publisher Affiliate shall pay each Designated Manufacturing Facility located in the Territory in which Publisher distributes Physical Media Products, either directly or through its designee, for Physical Media Products, including Physical Media Products in any “Greatest Hits,” “Platinum” or any other program, and demonstration discs, at the rates and in the manner specified in the Guidelines, the terms of this Section 15, or otherwise communicated to Publisher (and all other Licensed Publishers) by other means used by SIE to communicate standard terms to all Licensed Publishers from time to time, subject to any separate written agreements between SIE or an SIE Company and Publisher or Publisher Affiliate regarding the rates or payment for manufacture of Physical Media Products. Publisher shall inform SIE of its Wholesale Price for each Physical Media Product title which shall form the basis of the platform charge payable to the applicable Designated Manufacturing Facility, such amount to be calculated by SIE and notified to the Publisher in accordance with the Guidelines, subject to any separate written agreements between SIE or an SIE Company and Publisher or Publisher Affiliate regarding the calculation of the applicable platform charge. Payment shall be made prior to manufacture unless the applicable SIE Company has agreed in writing to extend credit terms to Publisher under Section 15.1.1. The burden of proof under this Section 15 shall be on Publisher. SIE reserves the right to require Publisher to furnish evidence satisfactory to SIE that Publisher has complied with any or all of its obligations pursuant to this Section 15.

15.1.1
Credit Terms. SIE may extend credit terms to Publisher in SIE’s sole discretion. Credit terms and limits shall be subject to revocation or extension at SIE’s sole discretion. If credit terms are extended to Publisher, Purchase Orders will be invoiced by the Designated Manufacturing Facility upon shipment of Physical Media Products and each invoice will be payable within [***] days of the date of the invoice or other longer period stated in the Guidelines. Publisher shall be additionally liable for all costs and expenses of collection of any unpaid amounts, including reasonable fees for lawyers and court costs.

15.1.2
General Terms. Each shipment by the Designated Manufacturing Facility to Publisher shall constitute a separate sale, whether said shipment constitutes the whole or partial fulfillment of any Purchase Order. Title to units of Physical Media Products pass to Publisher only upon payment in full of the amounts due under this GDPA for those units. The receipt and deposit of any moneys payable by Publisher under this GDPA shall be without prejudice to any rights or remedies that SIE has and shall not restrict or prevent SIE from challenging the basis for calculation or payment accuracy.

15.1.3
SIE Audit. Publisher shall keep full, complete, and accurate records covering all transactions relating to Physical Media Products ordered and manufactured pursuant to this GDPA including, the Wholesale Price for Physical Media Products, and all records relating to indirect revenue under Section 15.3 (as applicable). Publisher shall preserve such records, documents, and materials for a period of [***] after the expiration or termination of this GDPA unless any such records, documents and materials become conclusively binding

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    23        CONFIDENTIAL

pursuant to the terms of this Section 15.1.3. SIE’s acceptance of any accounting statement, purchase order, or payment will not preclude SIE from challenging or questioning the accuracy thereof at a later time during the SIE Audit Period (as defined below). SIE will give Publisher specific notice of any objection to any payment (and any related documentation or reporting) provided by Publisher within [***] following the date on which Publisher provided such payment, documentation or reporting to SIE, or such payment, documentation or reporting will become conclusively binding and SIE waives any further right to object. If SIE reasonably believes that the pricing or revenue information provided by Publisher is not accurate, SIE is entitled to request additional documentation from Publisher to support the information provided. In addition, during the Term and for a period of [***] thereafter (the “SIE Audit Period”) and upon the giving of reasonable prior written notice to Publisher (in any event not less than [***] prior notice) SIE may, at SIE’s expense, hire a nationally recognized third party accounting firm, reasonably acceptable to Publisher, on a non-contingency-fee basis, which will be given access to, and the right to inspect, audit, and make copies and summaries of, and take extracts from, such portions of all records of Publisher, including those records from Publisher’s affiliates and branch offices, as they pertain to the Licensed Products and any payments due or credits received in relation to such Licensed Products, provided, however, that (i) Publisher may require any third party auditor to enter into a written confidentiality agreement with Publisher prior to conducting any such audit or being provided access to any of Publisher’s records, and all materials made available by Publisher pursuant to this paragraph will be considered Confidential Information of Publisher, and (ii) such third party auditor will not disclose any of Publisher’s Confidential Information to SIE except as necessary to provide the results of the audit to SIE. Any such audit shall take place during normal business hours and be performed in a manner intended to minimize disruption to Publisher’s business operations. An audit may not be performed more than [***] and may not be conducted within [***] prior to or following the end of Publisher’s fiscal year, and no statement may be audited [***]. If such inspection reveals any under-reporting of any payment due to SIE, Publisher shall promptly pay SIE such amount following receipt of SIE’s invoice. If any audit conducted by SIE reveals that Publisher has under-reported any payment due to SIE by [***] for the relevant audit period and that is not less than $[***], then in addition to the payment of the appropriate amount due to SIE, Publisher shall reimburse SIE for all reasonable third party audit costs for that audit and all collection costs to recover any unpaid amounts. SIE shall have the right to challenge or audit any payments (or related statement or records) pertaining to periods prior to the Effective Date, subject to the [***] limitation set forth above.

15.2	Digitally Delivered Products

15.2.1
Publisher Revenue. In consideration of the rights granted by Publisher under Section 9.2.2, each applicable SIE Company shall pay to the applicable Publisher Affiliate or its designee (in accordance with Schedule 2) the applicable Wholesale Price and/or mutually-agreed revenue share for the Digitally Delivered Products (including any associated retail vouchers) covered by a Product Submission accepted by SIE. Subject to the terms of [***] SIE has no obligation to pay for any Digitally Delivered Product (and will be entitled to a refund for amounts previously paid to Publisher): (i) unless and until SIE receives payment from the relevant User; (ii) that is not fully compliant with this GDPA; (iii) that is defective, non-functional or inaccessible through no fault of SIE and for which SIE has provided the User a refund; or (iv) that is provided by SIE free of charge as a replacement copy pursuant to the re-download rights contemplated in Section 9.2.2, or pursuant to a promotion approved of by Publisher. Other than the Wholesale Price and/or mutually-agreed revenue share, Publisher is not entitled to any other fee in connection with any Digitally Delivered Products

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    24        CONFIDENTIAL

unless otherwise expressly stated in this GDPA or mutually agreed to in writing by Publisher and SIE. No further Wholesale Price or mutually-agreed revenue share shall be payable to Publisher where a User exercises an entitlement included with a Licensed Product (whether at purchase or at a later time) to download additional copies to other Systems or other compatible devices, whether by means of emulation or otherwise, as provided in accordance with the terms of this GDPA. Publisher may change a Digitally Delivered Product’s Wholesale Price by providing SIE with a revised Product Submission specifying the changes and the desired effective date, and SIE will use commercially reasonable efforts to meet the effective date of any such changes chosen by Publisher. A revised Product Submission shall be subject to the provisions of Section 9.2.7. With respect to any retail vouchers for Digitally Delivered Products distributed by SIE pursuant to Section 9.2.2, SIE will report and pay Publisher the applicable Wholesale Price and/or mutually agreed revenue share for such Digitally Delivered Product [***] for such retail voucher from any retailer or reseller of such Digitally Delivered Product. As used in this Section 15.2, “reporting period” means each period (e.g. monthly or quarterly) for which SIE provides reporting and payment to Publisher in accordance with Section 15.2.4.

15.2.2
Retail Price. Each SIE Company has the sole and exclusive right to set the retail price to Users for Digitally Delivered Products sold or otherwise made available for purchase on or through PSN in its Territory, unless SIE adopts and presents to Publisher an alternative structure for distributing Digitally Delivered Products. The applicable SIE Company may modify any Digitally Delivered Product’s retail price at any time without notice to Publisher. Publisher shall not interfere with the applicable SIE Company’s price setting, but may provide SIE with suggested retail prices for Digitally Delivered Products. SIE reserves the right to adopt an alternative distribution model upon reasonable notice to Publisher, provided that SIE will provide Publisher as much prior notice of any such alternative distribution model as possible and will coordinate with Publisher in good faith regarding any such change.

15.2.3
Refunds. Other than where such refund [***], SIE has no obligation to make any payment to Publisher under Section 15.2.1 in respect of any sale of a Digitally Delivered Product where SIE has refunded the price paid by the User for that sale of the applicable Digitally Delivered Product. For any [***]. In order to allow Publisher to rapidly identify increases in Chargebacks, SIE will provide Publisher with reporting detailing Chargebacks received by SIE for each Digitally Delivered Product [***]. “Chargeback” means any sale of a Digitally Delivered Product for which [***].

15.2.4
Report and Payment Terms. SIE will provide each Publisher Affiliate or its designee set forth in Schedule 2 with statements identifying the quantity of Digitally Delivered Product sold or licensed by SIE to, or otherwise purchased by, Users (based upon the date SIE receives payment) in the applicable Territory as well as any refunds for Digitally Delivered Products, at the times set forth in Schedule 2. Subject to the receipt of Publisher’s valid tax invoice which meets the requirements of the relevant taxation authorities (where requested by an SIE Company), SIE will pay to each Publisher Affiliate the Wholesale Price and/or mutually agreed revenue share for the net quantity of Digitally Delivered Products sold or licensed on PSN in the currency, at the times, and in the manner stated in the Guidelines, or as otherwise mutually agreed by the parties in writing in Schedule 2. Where any amounts that SIE must pay under this GDPA are based on SIE or Affiliate revenue, those amounts are calculated after deduction for consumption taxes (including VAT), duties, charges or assessments which SIE or an Affiliate are legally required to collect or pay with respect to the sale or licensing of Licensed Products. Applicable currency exchanges will be based on the Sony Corporation official rate, or such other independent third party currency

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    25        CONFIDENTIAL

conversion provider as SIE may adopt in its sole discretion, for the period in which the relevant Digitally Delivered Products are sold or licensed on PSN. With respect to any [***] that an SIE Company is entitled to take in any reporting period in accordance with the terms of [***], the SIE Company shall [***], provided, however, that if the total [***] exceeds the amount owed by that SIE Company to Publisher in the relevant reporting period, then Publisher [***]. Any [***] applied by an SIE Company to amounts owed to Publisher in any reporting period pursuant to Section 15.2.1 will be clearly noted on the reporting provided to Publisher pursuant to this Section 15.2.4. If requested by SIE, Publisher shall issue credit notes to SIE for all refunds shown in SIE’s statement in the month following that in which it receives a statement from SIE itemizing the refund in question. SIE will discuss in good faith with Publisher to harmonize reporting periods and pay amounts due to Publisher under this Section 15.2.4 on a [***] basis within [***] days of the end of each calendar [***] throughout the Territory, provided that SIE’s decision to delay or forgo such harmonization of reporting periods and timing of payments will not be deemed a breach of this GDPA.

15.2.5
SIE Subscriptions. From time to time, SIE may offer Publisher the opportunity to make certain Digitally Delivered Products available as part of PlayStation Plus or other premium package of products and services offered through PSN to Users paying the relevant subscription fee, subject to Publisher’s election in its sole discretion. The relevant Digitally Delivered Products and the agreed price, if any, to be paid by SIE for the inclusion of such products shall be recorded in a mutually executed schedule to this GDPA or otherwise mutually agreed to in writing. Unless otherwise agreed to by the parties in writing, Publisher shall not share under this GDPA in any revenue received by SIE or any Affiliate as a result of the operation of or related to PSN generally, including subscription revenue generated by PlayStation Plus, regardless of whether or not a PlayStation Plus subscription is required to access a Licensed Product or elements of a Licensed Product.

15.2.6
Publisher Audit. SIE shall keep complete and accurate books of accounts and records covering all transactions related to Publisher’s Digitally Delivered Products to verify its calculation of proper payment pursuant to this Section 15.2, and shall preserve these records during the Term and for a period of [***] after this GDPA’s termination or expiration (the “Publisher Audit Period”) unless any such records become conclusively binding pursuant to the terms of this Section 15.2.6. Publisher’s acceptance of any accounting statements, records or payment under this GDPA will not preclude Publisher from challenging or questioning the accuracy of any statement or report during the Publisher Audit Period. Publisher will give SIE specific notice of any objection to, or notice of Publisher’s intent to otherwise audit, a statement provided under Section 15.2 within [***] following the date on which SIE first sent the statement to Publisher, or the statement will become conclusively binding and Publisher waives any further right to object. During the Publisher Audit Period, Publisher may, at its expense, hire a nationally recognized, third-party accounting firm, on a non-contingency fee basis, [***], to inspect, audit and make copies and summaries of and take extracts from, those portions of SIE’s records pertaining to payments due or credits received under this Section 15.2. Publisher shall require an accounting firm performing an audit to execute a non-disclosure agreement with SIE in a form reasonably acceptable to SIE. Information provided to or obtained by Publisher or the accounting firm performing an audit is deemed SIE Materials. The right to conduct such an audit shall not confer on Publisher the right to access any systems or equipment which comprise or support PSN or any information contained therein. Publisher shall provide SIE with reasonable prior written notice (in no event less than [***]) of Publisher’s intent to perform an audit, but no audit may take place within [***] after the end of SIE’s fiscal year. Any audit must take place

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    26        CONFIDENTIAL

during SIE’s normal business hours. An audit may not be performed more than [***] and no statement may be audited [***]. If an audit reveals any under-reporting of any payment due to Publisher, SIE shall promptly pay Publisher the under-reported amount. If an audit conducted by Publisher reveals that SIE has under-reported any payment due to Publisher by [***] or more for the relevant audit period and that is no less than $[***], then in addition to the payment of the appropriate amount due to Publisher, SIE shall reimburse Publisher for reasonable third-party audit costs. Publisher shall have the right to challenge or audit any statement or records pertaining to any periods prior to the Effective Date, subject to the [***] limitation set forth above [***].

15.3	[***].

15.4
Third Party License Fees. [***], if SIE’s exercise of any of the rights granted by Publisher in Section 9.2.2 or 9.2.3 under this GDPA causes SIE or any Affiliate to become legally responsible for the payment of any fees, costs or expenses to any content rights holder or third party collecting payment for the use of voice, music, video, or other content, including unions, guilds, or performing rights organizations, then, subject to mutual agreement of the parties, SIE may offset such third party fees, costs or expenses from amounts due Publisher under this Section 15, or obtain reimbursement by Publisher to SIE or the applicable Affiliate.

15.5
Service Fees and Charges. Unless otherwise agreed to by the parties in writing, (i) Publisher shall pay all fees for services provided by SIE (including format quality assurance) in accordance with terms set forth in the Guidelines; (ii) where a User downloads a Digitally Delivered Product (including Digitally Delivered Products made available to end users for free), SIE reserves the right to charge Publisher for the cost attributable to bandwidth for such downloads at the current, standard rate set by the applicable SIE Company and specified in the Guidelines; and (iii) Publisher must pay SIE’s current, standard patching fee applicable to all Licensed Publishers in respect of any patch published under this GDPA, where the patch is submitted to SIE within [***] days of the approval of the relevant Licensed Product pursuant to Section 6.3, or as otherwise stated in the Guidelines. SIE reserves the right to change, on reasonable notice, the rate or the basis on which any such service fees or costs referred to in this Section 15.5 are calculated, provided, however, that any such change will be affected through an update to the Guidelines made in accordance with the terms of this GDPA and in a manner applicable to all Licensed Publishers. SIE will invoice Publisher for any service fees and charges due and payable pursuant to this paragraph, and Publisher will pay such invoiced amounts within [***] days of receipt of SIE’s invoice unless subject to good faith dispute.

15.6
Publisher Deductions & Offsets. No costs incurred in the development, manufacture, marketing, sale or distribution of PlayStation Compatible Products shall be deducted from any amounts payable by Publisher under this GDPA. There shall be no deduction from any amounts owed by Publisher under this GDPA as a result of any uncollectible accounts owed to Publisher, or for any credits, discounts, allowances or returns which Publisher may credit or grant to any third-party customer of any PlayStation Compatible Products. Publisher may not assert any credit, set-off or counterclaim to justify withholding payment under this GDPA.

15.7	Taxes & Withholding

15.7.1
Taxes. The amounts that the parties must pay under this GDPA are exclusive of taxes (including VAT), duties, charges or assessments which the recipient is required to collect, for which the paying party is solely responsible (except that any such amounts that SIE must pay are deemed to be inclusive of all VAT where any such VAT cannot be reclaimed by SIE). Where required by law, each party shall provide the other with a valid VAT registration

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    27        CONFIDENTIAL

number and each shall fulfil its obligations relating to VAT under the applicable reverse charge procedure which, in the EU, is stipulated in Article 196 of the EU VAT Directive 2006/112/EC. If the paying party does not provide the appropriate and valid VAT registration number, or applicable documentation in support of an exemption from VAT, then the supplying party will be entitled to charge VAT at the appropriate rate until such a time as an appropriate and valid VAT registration number, or the applicable documentation, is provided, at which time the VAT charged will be refunded or otherwise credited as permissible by law, provided the VAT registration number or other exemption was valid and appropriate at the time the VAT was charged.

15.7.2
SIE Withholding and Offset. If laws or regulations require that SIE or an Affiliate make deductions from sums payable to Publisher under this GDPA, SIE or its Affiliate may withhold those required deductions from the amounts it pays Publisher, remit the deducted amounts to the proper authorities and furnish Publisher, as soon as reasonably practicable, with an official receipt evidencing those payments, together with documentation as Publisher may reasonably require in making submissions to the proper authority. If requested by SIE, prior to any payment being made by SIE Publisher will provide SIE a certificate of tax residency and other documentation required to verify the tax residency of Publisher and, when applicable, to allow a reduction of tax withholding. SIE reserves the right to offset against any payments owed to Publisher under this GDPA any outstanding amounts owed to any SIE Company or Affiliate under this GDPA or otherwise (including any outstanding fees owed to any SIE Company under Section 15.5). SIE shall be entitled to assert any credit, set-off or counterclaim to justify withholding payment under this GDPA.

15.7.3
Publisher Withholding. Publisher shall be solely responsible for, and shall not withhold from any payment to SIE or an Affiliate, any withholding taxes or other such assessments which may be imposed by any governmental authority with respect to payments to SIE or an Affiliate. Where Publisher has paid any such tax or assessments, Publisher may provide each applicable SIE Company with official tax receipts or other such documentary evidence issued by the applicable tax authorities sufficient to substantiate any such taxes or assessments that have in fact been timely paid. Where such substantiation is provided, and SIE or a Designated Manufacturing Facility has issued an approved credit memo or has approved Publisher’s invoice describing the credit, Publisher may apply such credit to subsequent payments to the SIE Company or Designated Manufacturing Facility that approved the credit. If requested by Publisher, SIE will provide Publisher with a certificate of tax residency and other documentation required to allow, where applicable, a reduction of tax withholding.

15.7.4	Minimizing Withholding. Each party shall cooperate in good faith and use reasonable efforts to minimize any withholding tax.

15.8
Server Location. Upon request from SIE, Publisher shall notify SIE in writing of the country location of all servers from which any Online Activity is delivered or made available to Users. Publisher shall notify SIE of any changes to the location of any such servers or the use of additional servers.

15.9
Payments and Reporting. Unless otherwise specified by Publisher pursuant to advance written notice to SIE, each SIE Company will provide all reporting required pursuant to this Section 15, and make all payments due and payable to Publisher pursuant to this Section 15, in accordance with Schedule 2.

16.	Representations and Warranties

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    28        CONFIDENTIAL

16.1	Representations and Warranties of SIE

16.1.1
Each SIE Company represents and warrants, solely for the benefit of Publisher and each applicable Publisher Affiliate, that it has the right, power and authority to enter into this GDPA for its respective Territory, and to fully perform its obligations hereunder.

16.1.2
Each SIE Company represents and warrants that all Physical Media Products manufactured by a Designated Manufacturing Facility for Publisher pursuant to this GDPA shall be free from defects in materials and workmanship under normal use and service at time of delivery in accordance with this GDPA. For SIEA and SIEE, the sole obligation of SIE under this warranty shall be, for a period of [***] days from the date of delivery of such Physical Media Products, at SIE's election, either (i) to replace defective Physical Media Products; or (ii) to issue credit for, or to refund to Publisher, the charge for defective Physical Media Products and to reimburse Publisher its reasonable return shipping costs. This warranty is the only warranty applicable to Physical Media Products manufactured by the Designated Manufacturing Facility for Publisher pursuant to this GDPA. This warranty shall not apply to damage resulting from accident, fair wear and tear, willful damage, alteration, negligence, abnormal conditions of use, failure to follow directions for use (whether given in instruction manuals or otherwise howsoever) or misuse of Physical Media Products, or to Physical Media Products comprising less than [***] in the aggregate of the total number of Physical Media Products manufactured by the Designated Manufacturing Facility for Publisher per Purchase Order of any Physical Media product. If, during such [***] day period, defects appear as aforesaid, Publisher shall notify SIE and, upon request by SIE (but not otherwise), return such defective Physical Media Products, with a written description of the defect claimed, to such location as SIE shall designate. SIE shall not accept for replacement, credit or refund as aforesaid any Physical Media Products except factory defective Physical Media Products (i.e. Physical Media Products that are not free from defects in materials and workmanship under normal use and service). All returns of Physical Media Products shall be subject to prior written authorization by SIE, not unreasonably to be withheld. For SIEI, any obligation regarding manufacturing Physical Media Products is stated in the Guidelines.

16.2	Representations and Warranties of Publisher. Publisher represents and warrants throughout the Term (except as otherwise expressly stated in Section 16.2.1) that:

16.2.1
as of the Effective Date there is no material threatened or pending action, suit, claim or proceeding that has not been publicly disclosed or that SIE is not already aware of that alleges that the use or possession by Publisher or its Publisher Affiliates of all or any part of the Publisher Property, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility, or any underlying work or content embodied in any of the foregoing, including any name, designation or trademark used in conjunction with any PlayStation Compatible Product, in each case solely where such use or possession of all such products and materials is necessary to enable SIE to exercise the rights granted pursuant to the terms of this GDPA, infringes or violates any Intellectual Property Rights or other right or interest of any kind whatsoever anywhere in the world of any third party, or contesting any right, title or interest of Publisher in or to the Publisher Property, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility, or any underlying work or content embodied in any of the foregoing, including any name, designation or trademark used in conjunction with any PlayStation Compatible Product, solely where such Intellectual Property Rights, or other right or interest of any kind in the

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    29        CONFIDENTIAL

world of any third party is necessary to enable SIE to exercise the rights granted pursuant to the terms of this GDPA;

16.2.2
the Publisher Property, Product Proposals, Product Information, Printed Materials, Advertising Materials, and Packaging not provided by the Designated Manufacturing Facility, and their contemplated or actual disclosure or use in accordance with the terms of this GDPA, do not and shall not infringe the Intellectual Property Rights, right of publicity, right to privacy, or moral rights anywhere in the world of any third party. [***] as applicable, Publisher has obtained the consent of all holders of Intellectual Property Rights necessary for SIE’s or its Affiliates’ use in accordance with the terms set forth in this GDPA of any Licensed Products (apart from the SIE Materials), Product Proposals, Product Information, Printed Materials, Advertising Materials, and Packaging not provided by the Designated Manufacturing Facility provided by Publisher, which may be reproduced, published, publicly displayed, publicly performed, marketed, sold and distributed by SIE and any Affiliates in accordance with this GDPA, and Publisher has made, or will make, all payments required to any person having any legal rights arising from such disclosure or use so that SIE will not incur any obligation to pay any royalty, residual, union, guild, collecting society or other fees or expenses. Notwithstanding anything to the contrary in the foregoing, as between the parties, Publisher does not make any representations or warranties under this GDPA regarding [***] that are provided to SIE or any SIE Company in connection with this GDPA;

16.2.3
Publisher Property does not contain and is not derived in any manner (in whole or in part), from any software, including without limitation open source software, that would require that any SIE or third party proprietary software or information be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of permitting modifications or derivative works; (iii) reproduced and/or redistributed (with or without charge); (iv) permitted to be reverse engineered; or (v) used only for non-commercial purposes;

16.2.4	Publisher has the right, power and authority to enter into this GDPA, to grant SIE the rights granted hereunder and to fully perform its obligations hereunder;

16.2.5
the making of this GDPA by Publisher does not violate any separate agreement, rights or obligations existing between Publisher and any other person, and Publisher shall not make any separate agreement with any third party that is inconsistent with any of the provisions of this GDPA;

16.2.6
Publisher has not previously taken any action that could be interpreted as having sold, assigned, leased, licensed or in any other way disposed of or encumbered any of the rights granted to Publisher hereunder. Publisher will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights except as permitted by this GDPA or as otherwise authorized by SIE in writing;

16.2.7
neither Publisher nor its affiliates shall make any representation or give any warranty to any person or entity expressly or on SIE’s behalf, or to the effect that the PlayStation Compatible Products are connected in any way with SIE other than that the Licensed Products have been developed, marketed, sold and distributed under license from SIE;

16.2.8
if any PlayStation Compatible Product that includes SIE Materials is delivered by Publisher to any other Licensed Publishers or Licensed Developers in source code form, Publisher will take all precautions consistent with the protection of valuable trade secrets by companies

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    30        CONFIDENTIAL

in high technology industries to ensure that such third parties protect and maintain the confidentiality of such source code;

16.2.9
PlayStation Compatible Products (apart from the SIE Materials), and any Product Information will (i) be in a commercially acceptable form; (ii) correspond in all material respects with any written description provided by Publisher to SIE (iii) be free of unauthorized content that is prohibited by the Guidelines (including content that is inconsistent with the age rating applicable to the corresponding PlayStation Compatible Product) unless otherwise approved in writing in advance by SIE; (iv) be free of significant bugs, defects, time bombs or viruses which could materially disrupt or delay the operation of, or destroy, the PlayStation Compatible Product, PSN, or a System, or render any of such items less than fully useful; (v) be free of any content that could reasonably cause SIE to suffer public disrepute, contempt, scandal or ridicule, which insults or offends the community or any substantial organized group thereof, which could reasonably tend to adversely affect SIE’s name, reputation or goodwill associated with the System or which otherwise breaches any objectionable content criteria set out in the Guidelines; and (vi) shall be fully compatible with the relevant Systems and all Peripherals listed on the Printed Materials as compatible with the PlayStation Compatible Product;

16.2.10
PlayStation Compatible Products will be developed, marketed, sold and distributed by or at the direction of Publisher in an ethical and responsible manner with respect to the protection of children in the online environment, and in full compliance with all applicable laws, including federal, state, provincial, local laws, and any rules, regulations and standards promulgated thereunder, including, to the extent applicable, lottery, labor, anti-bribery and corruption laws and will not contain content that violates applicable laws, including those relating to privacy or any obscene or defamatory matter;

16.2.11
PlayStation Compatible Products will include adequate and appropriate health and safety warnings as required by applicable law and consistent with applicable industry standards for interactive entertainment software products;

16.2.12
Publisher’s policies and practices with respect to the development, publishing, marketing, sale, and distribution of PlayStation Compatible Products will in no manner reflect adversely upon the name, reputation or goodwill of SIE or any Affiliate;

16.2.13	Publisher will make no false, misleading or inconsistent representations or claims with respect to SIE, PSN, or any System, PlayStation Compatible Product, or Affiliate; and

16.2.14
As of and from the Effective Date, neither Publisher nor any director or officer of Publisher, or to Publisher’s knowledge any controlling shareholder of Publisher, is under sanction by the United States Office of Foreign Assets Control.

16.3
For purposes of Section 16.2 and Section 17.2, all references to the Publisher Property, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility, or any underlying work or content embodied in any of the foregoing, will refer to such materials solely in the form provided or authorized by Publisher and exclusive of any SIE Materials and Licensed Trademarks.

17.	Indemnities

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    31        CONFIDENTIAL

17.1
Indemnification by SIE. Each SIE Company shall indemnify and hold Publisher, and its respective officers, directors, employees, agents, representatives, successors and assigns harmless from and against third-party claims, demands, losses, liabilities, damages, expenses and costs, including reasonable fees for lawyers, expert witnesses and litigation costs, and costs incurred in the settlement or avoidance of any such claim, arising in connection with or that result from (a) a breach or alleged breach of any of that SIE Company’s representations or warranties set forth in Section 16.1 or any express representations or warranties offered by SIE in any collateral contract subject to this GDPA, or (b) [***] (collectively, “SIE-Indemnified Claim(s)”); provided that: (i) Publisher shall give prompt written notice to the applicable SIE Company of the assertion of any SIE-Indemnified Claim; (ii) the applicable SIE Company may select counsel and control the defense and settlement of any SIE-Indemnified Claim and Publisher shall not agree to the settlement of any SIE-Indemnified Claim that would require SIE to admit liability or otherwise prejudice SIE without the applicable SIE Company’s prior written consent; and (iii) Publisher shall provide the applicable SIE Company reasonable assistance and cooperation concerning any SIE-Indemnified Claim, except that Publisher need not incur any out-of-pocket costs in rendering such assistance and cooperation. The applicable SIE Company has the exclusive right, at its discretion, to commence and prosecute at its own expense any lawsuit or to take such other action with respect to SIE-Indemnified Claims as it deems appropriate.

17.2
Indemnification by Publisher. Each Publisher Affiliate shall indemnify and hold SIE and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns harmless from and against third-party claims, demands, losses, liabilities, damages, expenses and costs, including reasonable fees for lawyers, expert witnesses and litigation costs, and costs incurred in the settlement or avoidance of any such claim, that relate to (i) a breach or alleged breach of any of Publisher’s representations or warranties set forth in Section 16.2, or any express representations or warranties offered by Publisher in any collateral contract subject to this GDPA; (ii) asserted or actual infringement of a third party’s Intellectual Property Rights or any individual consumer or class action claim, with respect to Publisher Property, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility, and their disclosure or use under this GDPA, in each case solely to the extent used or disclosed in accordance with the terms of this GDPA ; (iii) asserted or actual infringement of a third party’s Intellectual Property Rights [***], in each case exclusive of any SIE Materials or Licensed Trademarks therein (as applicable), any third party property or materials incorporated [***] that were not included in the underlying PlayStation Compatible Product in the form published by Publisher, and solely to the extent [***] within an applicable PlayStation Compatible Product; (iv) Publisher’s support of unauthorized or unlicensed Peripherals or software that do not comply with an applicable System format specification as set forth in the Guidelines; (v) Publisher’s Advertising Materials and Product Information (in each case as used in accordance with the terms of this GDPA ), or Publisher’s failure to comply with Additional Terms or the applicable Publisher EULA; (vi) any PlayStation Compatible Product features or capability related to cross-regional Online Activity that are implemented by Publisher; (vii) asserted or actual personal or bodily injury (including death or disability) or property damage arising out of, in whole or in part, the development, marketing, advertising, sale, distribution or use of any PlayStation Compatible Products unless due directly and solely to the breach of any SIE Company or Affiliate in performing any of the specific duties or providing any of the specific services required of it under this GDPA; (viii) any civil or criminal investigations or actions relating to the development, marketing, advertising, sale or distribution of PlayStation Compatible Products; or (ix) any claim alleging that Publisher’s handling of data collected from or through a System or software on a System by or on behalf of Publisher, or any data provided to Publisher by SIE pursuant to Section 12.4, violated applicable data security and privacy laws, rules and regulations, (all subsections collectively, “Publisher-

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    32        CONFIDENTIAL

Indemnified Claim(s)”), provided that (a) SIE shall give prompt written notice to Publisher of the assertion of any Publisher-Indemnified Claim; (b) Publisher shall have the right to select counsel and control the defense and settlement of any Publisher-Indemnified Claim, except that with respect to any Publisher-Indemnified Claims made by a third party against SIE, SIE shall have the right to select counsel for itself and control the defense and settlement of the Publisher-Indemnified Claim against SIE, provided however that any applicable SIE Company shall not agree to the settlement of any Publisher-Indemnified Claim that would require Publisher to admit liability or otherwise prejudice Publisher without the applicable Publisher Affiliate’s prior written consent; and (c) SIE shall provide Publisher with reasonable assistance and cooperation concerning any Publisher-Indemnified Claim, except that SIE need not incur any out-of-pocket costs in rendering such assistance and cooperation. Subject to the foregoing, Publisher shall have the exclusive right, at its discretion, to commence and prosecute at its own expense any lawsuit or to take such other action with respect to Publisher-Indemnified Claims as shall be deemed appropriate by Publisher. In the event of any Publisher-Indemnified Claim (or other third party claim, demand or threat made directly against Publisher) relating to any User Content, upon request from Publisher, SIE will promptly take down (or have taken down) and cease all use and distribution of any such User Content from PSN or any other channel or outlet under any SIE Company’s control.

18.	Limitation of Liability

18.1
SIE Limitation of Liability for Financial Losses. In no event shall SIE or any Affiliate, or the officers, directors, employees, agents, licensors or suppliers of any of such entities, be liable for loss of revenue, loss of actual or prospective profits, loss of contracts, loss of anticipated savings, loss of business opportunity, reputation, goodwill or market share, loss of, damage to or corruption of data or for any interest or ex gratia payments (whether such loss, damages or payments are direct, indirect, special, incidental or consequential) arising out of, relating to, or in connection with this GDPA or any collateral contract (including the breach of this GDPA by any SIE Company), whether known, foreseen or foreseeable and whether in contract, tort (including negligence), product liability, under indemnity, or otherwise.

18.2
SIE Limitation of Liability for Other Consequential Losses. In no event shall SIE or any Affiliate or the officers, directors, employees, agents, licensors or suppliers of any of such entities, be liable for any indirect, special, incidental or consequential loss or damage of any kind arising out of or in connection with this GDPA or any collateral contract (including the breach of this GDPA by any SIE Company), whether known, foreseen or foreseeable and whether in contract, tort (including negligence), product liability, under an indemnity or otherwise.

18.3
SIE Limitation of Liability for Representations. Publisher shall have no remedy with respect to any representation made to it upon which it relied in entering into this GDPA and SIE or any Affiliate and the officers, directors, employees, agents, licensors or suppliers of any of such entities shall have no liability to Publisher other than under the express terms of this GDPA. In this Section 18.3, “representation” means any undertaking, promise, assurance, statement, representation, warranty or understanding, whether in writing or otherwise, of any person (whether a party to this GDPA or not), relating to the subject matter of this GDPA.

18.4
SIE Limitation of Liability for SIE Materials and Publisher’s Materials. Except as expressly set forth herein, neither SIE or any Affiliate company, nor the officers, directors, employees, agents, licensors or suppliers of any of such entities, shall bear any risk, or have any responsibility or liability of any kind to Publisher or to any third parties with respect to the quality, functionality, operation or performance of, or the use or inability to use, all or any part of the SIE Materials, the System,

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    33        CONFIDENTIAL

PlayStation Compatible Products, or for any software errors or “bugs” in Product Information included on SIE demonstration discs.

18.5
SIE Limitation of Financial Liability. Other than with respect to each SIE Company’s obligations set forth in Section 17.1, in no event shall the liability of each SIE Company or any Affiliate arising under, relating to, or in connection with this GDPA or any collateral contract , exceed a sum equal to the total amount paid by Publisher under Section 15.1 to that SIE Company or its Designated Manufacturing Facility, and the net amount actually received by that SIE Company from purchases of Digitally Delivered Products by Users pursuant to Section 15.2, within the [***] month period immediately prior to the date of the first occurrence of the event or circumstances giving rise to the claimed liability.

18.6
Publisher Limitation of Liability. In no event shall Publisher, the Publisher Companies, and its and their officers, directors, employees, agents, licensors or suppliers be liable to SIE or any applicable SIE Company for loss of revenue, loss of actual or prospective profits, loss of contracts, loss of anticipated savings, loss of business opportunity, reputation goodwill or market share, loss of, damage to or corruption of data or for any interest or ex gratia payments (whether such loss, damages or payments are direct, indirect, special, incidental or consequential), arising out of or in connection with this GDPA or any collateral contract (including the breach of this GDPA by Publisher or any Publisher Affiliate), provided that such limitations shall not apply to damages resulting from Publisher's breach of Sections 3 (Conditional License Grant), 5 (Other Limitations on Licensed Rights), 17.2 (Indemnification by Publisher) or 20 (Data Security and Confidentiality) of this GDPA, or to any amounts which Publisher may be required to pay pursuant to Sections 7.12.2 (Risk of Loss), or 17.2 (Indemnification by Publisher).

18.7
Disclaimer of Warranty. Except as expressly provided in Section 16.1, neither SIE or any Affiliate, nor any of its officers, directors, employees, agents or suppliers, make, nor does Publisher receive, any warranties (express, implied or statutory) regarding all or part of the SIE Materials, the SIE Intellectual Property Rights, the Systems, units manufactured hereunder, PSN, Product Information included on demonstration discs or any services provided by SIE pursuant to this GDPA. SIE disclaims any warranties, conditions or other terms implied by any law (including as to merchantability, satisfactory quality or fitness for a particular purpose and warranties against infringement, and the equivalents thereof under the laws of any jurisdiction) to the fullest extent permitted by applicable law. SIE disclaims any duty to determine or ascertain Publisher’s authorization, permission or license to sell, supply or distribute any product or service. Except as expressly provided in Section 16.2, neither Publisher nor any Publisher Affiliate, nor any of its officers, directors, employees, agents or suppliers, make, nor does SIE receive, any warranties (express, implied or statutory) regarding all or part of the Publisher Property, Product Submissions, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility, or User Content, and Publisher hereby disclaims any warranties, conditions or other terms implied by any law (including as to merchantability, satisfactory quality or fitness for a particular purpose and warranties against infringement, and the equivalents thereof under the laws of any jurisdiction) to the fullest extent permitted by applicable law.

18.8	Law Applicable to Liabilities. Nothing in this GDPA shall exclude or limit any liability of either party which may not be excluded or limited under applicable law.

18.9	[***].

19.
Infringement of SIE Intellectual Property Rights By Third Parties. In the event that Publisher becomes aware that any of the SIE Intellectual Property Rights have been or are being infringed by any third party,

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    34        CONFIDENTIAL

Publisher shall promptly notify the SIE Company located in the relevant Territory or Territories. SIE shall have the sole right, in its discretion, to institute and prosecute lawsuits against third parties regarding infringement of SIE Intellectual Property Rights. Any lawsuit shall be prosecuted solely at the cost and expense of SIE and all sums recovered in any such lawsuits, whether by judgment, settlement or otherwise, shall belong solely to SIE. Upon SIE’s request, Publisher shall execute all papers, testify on all matters and reasonably cooperate with SIE for the prosecution of any such lawsuit. SIE shall reimburse Publisher for the reasonable expenses incurred as a result of such cooperation, but unless authorized by other provisions of this GDPA, not costs and expenses attributable to any cross-claim, counterclaim or third party action by or against Publisher.

20.	Data Security and Confidentiality

20.1
Term of Protection of SIE Materials. The term for the protection of the SIE Materials shall commence on the Effective Date and shall continue in full force and effect for as long as any of the SIE Materials continues to be maintained as confidential and proprietary by SIE or any Affiliate.

20.2	Preservation of SIE Materials. Publisher shall:

20.2.1	use the SIE Materials only for the purpose of performing its obligations or exercising its rights under this GDPA and not permit the use of the SIE Materials for any other purpose;

20.2.2
keep the SIE Materials in strict confidence, and not disclose the SIE Materials to any person, other than those employees, directors or officers of the Publisher, permitted subcontractors under Section 14, auditors or legal counsel, whose duties justify a “need-to-know” (and only to the extent necessary) and who have executed a confidentiality agreement in which such employees, directors, officers, subcontractors, auditors or legal counsel have agreed not to disclose and to protect and maintain the confidentiality of all confidential information and materials inclusive of that of third parties which may be disclosed to them or to which they may have access during the course of their duties, or in circumstances where such employees, directors, officers, subcontractors, auditors or legal counsel have a legal obligation not to disclose confidential information and materials inclusive of that of third parties which may be disclosed to them by Publisher. At SIE’s request, Publisher shall provide SIE with a copy of its standard form confidentiality agreement entered into between Publisher and its employees, directors, officers, subcontractors, auditors or legal counsel. Publisher shall not disclose any of the SIE Materials to third parties, other than permitted subcontractors under Section 14 or its auditors and legal counsel, including to consultants or agents, without SIE’s prior written consent. Any employees, directors, officers, subcontractors, auditors, legal counsel, authorized consultants and agents who obtain access to or copies of the SIE Materials shall be advised by Publisher of the confidential or proprietary nature of the SIE Materials, and Publisher shall be responsible for any breach of this GDPA by all such persons. Publisher shall maintain a list of recipients of the SIE Materials and provide such list to SIE on request;

20.2.3
take all reasonable measures necessary to preserve the confidentiality of the SIE Materials in order to avoid disclosure, publication, or dissemination, using as high a degree of care and scrutiny as it uses to protect its own confidential information, but at least reasonable care and in a manner consistent with the protection of valuable trade secrets by companies in high technology industries;

20.2.4
ensure that all written materials relating to or containing the SIE Materials be maintained in a restricted access area and plainly marked to indicate the proprietary and confidential nature thereof; and

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    35        CONFIDENTIAL

20.2.5
implement and maintain reasonably adequate security controls or measures to safeguard the SIE Materials while being electronically transmitted and while at rest (i.e., encryption, password management, secure processing and transfer protocols). In addition, Publisher shall at all times:

20.2.5.1	implement secure user authentication, including unique (non-shared) user accounts and passwords, for persons having access to the SIE Materials;

20.2.5.2	document processes for issuing and revoking user access, including immediate revocation of access for terminated employees and secure communication of user accounts and passwords;

20.2.5.3	implement encryption or hashing, where such hashing shall include use of a random salt of user account passwords used to access the SIE Materials.

20.2.5.4
at any SIE Company’s request following an uncured material breach of this GDPA by Publisher, destroy or return promptly to that SIE Company any and all portions of the SIE Materials provided to Publisher, together with all copies thereof (except that Publisher may retain SIE Materials in a secure location solely for archival or backup purposes, or as is needed for legal or compliance purposes or in accordance with its standard record retention policy, provided those copies are subject to this GDPA’s terms and will eventually be erased or destroyed in the ordinary course of Publisher’s record retention procedures), subject in all cases to the terms of Section 7.12 in relation to any Hardware Tools; and

20.2.5.5
not use, copy, reproduce, modify, create derivative works from, sublicense, distribute, or disseminate the SIE Materials or any such derivative works, or any portion thereof, or permit any third party to do so, except as expressly authorized by this GDPA or in writing in advance by any SIE Company, nor shall Publisher remove any proprietary legend set forth on or contained within any of the SIE Materials.

20.3	Exceptions. The restrictions in Section 20.2 shall not apply to any portion of the SIE Materials which:

20.3.1	was previously known by Publisher without restriction on disclosure or use, as proven by written documentation of Publisher;

20.3.2	is or legitimately becomes part of the public domain through no fault of Publisher or any of its employees, directors, officers, consultants, legal counsel, or agents;

20.3.3	is independently developed by Publisher’s employees or consultants who have not had access to or used the SIE Materials (or any portion thereof), as proven by written documentation of Publisher;

20.3.4
is required to be disclosed by court, administrative or governmental order; provided that Publisher must use all reasonable efforts prior to issuance of any such order to maintain the confidentiality of the SIE Materials, including asserting in any action or investigation the restrictions set forth in this GDPA, and, immediately after receiving notice of any such action, investigation, or threatened action or investigation, Publisher must notify SIE of such

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    36        CONFIDENTIAL

action, investigation, or threatened action or investigation, unless Publisher is ordered by a court not to so notify;

20.3.5	is required to be disclosed by applicable regulatory regime, in which case Publisher shall disclose only such SIE Materials as are required; or

20.3.6	is approved for release by written authorization of SIE.

20.3.7
Notwithstanding anything to the contrary in the foregoing, Publisher may disclose the terms and conditions of this GDPA (i) to legal counsel, (ii) in confidence, to accountants, banks and financing sources and their advisors, (iii) in confidence, solely in connection with the enforcement of the terms of this GDPA or Publisher’s rights in Licensed Products, and (iv) if required, in the opinion of counsel, to file publicly or otherwise disclose the terms of this GDPA under applicable securities or other laws, Publisher shall promptly notify SIE of such obligation so that SIE has a reasonable opportunity to contest or limit the scope of such required disclosure, and Publisher will request, and use best efforts to obtain, confidential treatment for such sections of this GDPA as SIE may request. In addition, Publisher shall have the right to disclose the existence of this GDPA.

20.4
No Obligation to License. SIE may disclose the SIE Materials to Publisher at such times as it deems necessary or desirable in its sole discretion. Other than as expressly set forth in this GDPA, such disclosure shall not (i) constitute any option, grant or license from SIE to Publisher under any SIE Intellectual Property Rights now or after owned or controlled by SIE; (ii) result in any obligation on the part of SIE to approve any materials of Publisher; (iii) give Publisher any right to, directly or indirectly, develop, manufacture, sell, market, promote, or distribute any product derived from or which uses or was developed with the use of the SIE Materials (or any portion thereof).

20.5
Publisher’s Obligations Upon Unauthorized Disclosure. If at any time Publisher becomes aware of or suspects any unauthorized duplication, access, use, possession or knowledge of any of the SIE Materials or any breach of security or exposure involving the SIE Materials, Publisher shall immediately notify SIE via email or telephone through Publisher’s account representatives and/or contacts at the applicable SIE Company, or through SIE’s Information Security team. SIE’s Information Security group can be reached by telephone at +1-855-723-2732 or via email (infosec@playstation.sony.com). In the event of such a security breach, Publisher shall:

20.5.1
provide any and all reasonable assistance to SIE to protect SIE ’s proprietary rights in any of the SIE Materials that Publisher or its employees, directors, officers, or subcontractors, consultants, auditors, legal counsel, or agents may have directly or indirectly disclosed in breach of the terms of this GDPA, and collaborate with SIE to implement mitigation and remediation actions and controls to reduce the impact of and prevent further incidents;

20.5.2	upon request by SIE, provide a written report by electronic means detailing the incident and corrective and preventive actions; and

20.5.3	take all reasonable steps requested by SIE to prevent the recurrence of any unauthorized disclosure, duplication, access, use, possession or knowledge of the SIE Materials.
Where Publisher or its employees, directors, officers, or subcontractors, consultants, auditors, legal counsel, or agents may have directly or indirectly disclosed or made available SIE Materials not expressly authorized by this GDPA, Publisher shall cooperate fully with SIE in mitigating the effects of such disclosure, including enforcement of confidentiality agreements, commencement and

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    37        CONFIDENTIAL

prosecution in good faith (alone or with SIE) of legal action, and reimbursement for all reasonable lawyers’ fees, costs and expenses incurred by SIE to protect its proprietary rights in the SIE Materials.

20.6	Publisher Confidential Information

20.6.1
Definition of Publisher Confidential Information. “Publisher Confidential Information” shall mean (i) any Publisher Property provided to SIE pursuant to this GDPA and all documentation and information relating thereto, including Product Submissions, Product Proposals, Product Information, Printed Materials and Advertising Materials (other than documentation and information released to and used by end-users, the general public or the trade), (ii) other documents and materials provided to SIE that are developed, owned, licensed or under the control of Publisher or any Publisher Affiliate, including all processes, data, hardware, software, inventions, trade secrets, ideas, creations, improvements, designs, discoveries, developments, research and know-how, and (iii) information and documents provided to SIE regarding Publisher’s finances, business, marketing and technical plans, business methods and production plans. Publisher Confidential Information may consist of information in any medium, whether oral, printed, in machine-readable form or otherwise, provided to SIE before or during the Term, including information subsequently reduced to tangible or written form.

20.6.2
Term of Protection of Publisher Confidential Information. The term for the protection of Publisher Confidential Information shall commence on the Effective Date and shall continue in full force and effect for as long as any of Publisher Confidential Information continues to be maintained as confidential and proprietary by Publisher.

20.6.3	Preservation of Publisher Confidential Information. SIE shall, with respect to Publisher Confidential Information:

20.6.3.1
hold all Publisher Confidential Information in strict confidence and implement reasonable steps to preserve the confidentiality of Publisher Confidential Information, and to avoid disclosure, publication, or dissemination, and to prevent it from falling into the public domain or into the possession of persons other than those persons to whom disclosure is authorized hereunder, but no less than reasonable care and in a manner consistent with the protection of valuable trade secrets by companies in high technology industries;

20.6.3.2
not disclose Publisher Confidential Information to any person other than SIE’s or a Designated Manufacturing Facility’s employees, directors, officers, agents, consultants, subcontractors, and legal counsel who need to know or have access to Publisher Confidential Information for the purposes of this GDPA, and only to the extent necessary for such purposes, and who have executed a confidentiality agreement with an SIE Company or Affiliate requiring such person or party not to disclose and to protect and maintain the confidentiality of all confidential information and materials inclusive of that of third parties which may be disclosed to them or to which they may have access during the course of their duties, or in circumstances where such employees, directors, officers, agents, consultants, subcontractors, and legal counsel who have a legal obligation to not disclose confidential information and materials inclusive of that of third parties which may be disclosed to them by SIE. Any such employees, directors, officers, agents, consultants, subcontractors, and legal counsel who obtain access to or copies of the Publisher Confidential Information shall be advised by SIE of the confidential

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    38        CONFIDENTIAL

or proprietary nature of the Publisher Confidential Information, and SIE shall be responsible for any breach of this GDPA by all such persons;

20.6.3.3
ensure that all written materials relating to or containing Publisher’s Confidential Information be maintained in a secure area and plainly marked to indicate the proprietary and confidential nature thereof;

20.6.3.4
at Publisher’s request, return promptly to Publisher any and all portions of Publisher Confidential Information, together with all copies thereof (except that SIE may retain Publisher Confidential Information in a secure location solely for archival or backup purposes, or as is needed for legal or internal compliance purposes, provided those copies are subject to this GDPA’s terms and will eventually be erased or destroyed in the ordinary course of SIE’s data processing procedures); and

20.6.3.5
not use Publisher Confidential Information, or any portion thereof, except as provided herein, nor shall SIE remove any proprietary legend set forth on or contained within any of Publisher Confidential Information, and ensure that all written materials containing highly sensitive Publisher Confidential Information be maintained in a reasonably secure manner and marked to indicate the proprietary and confidential nature thereof.

20.6.4
Additional Information. Publisher may request additional information regarding SIE security controls or measures reasonably required by Publisher to safeguard Publisher Confidential Information (i.e., encryption, password management, secure processing and transfer protocols), which may, upon SIE acceptance (not to be unreasonable withheld), include the following:

20.6.4.1	description of any secure user authentication, including unique (non-shared) user accounts and passwords, for persons having access to Publisher Confidential Information;

20.6.4.2
description of any current document processes for issuing and revoking user access, including immediate revocation of access for terminated employees and secure communication of user accounts and passwords; or

20.6.4.3	description of any encryption or hashing, where such hashing shall include use of a random salt of user account passwords used to access Publisher Confidential Information.

20.6.5	Exceptions. The foregoing restrictions shall not apply to any portion of Publisher Confidential Information which:

20.6.5.1	was previously known by SIE without restriction on disclosure or use, as proven by written documentation of SIE;

20.6.5.2	comes into the possession of SIE from a third party which is not under any obligation to maintain the confidentiality of such information;

20.6.5.3
is or legitimately becomes part of information in the public domain through no fault of SIE, any Designated Manufacturing Facility, or any of its or their employees, directors, officers, agents, consultants, or subcontractors;

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    39        CONFIDENTIAL

20.6.5.4
is independently developed by SIE’s or an Affiliate’s employees, consultants or subcontractors who have not had access to or otherwise used Publisher Confidential Information (or any portion thereof), as proven by written documentation of SIE;

20.6.5.5
is required to be disclosed by court, administrative or governmental order; provided that the applicable SIE Company attempts, prior to the issuance of any such order, to maintain the confidentiality of Publisher Confidential Information, including asserting in any action or investigation the restrictions set forth in this GDPA, and immediately after receiving notice of any such action, investigation, or threatened action or investigation, notifies Publisher of such action, investigation, or threatened action or investigation, unless an SIE Company is ordered by a court not to so notify; or

20.6.5.6	is approved for release by written authorization of Publisher.
In addition, SIE shall have the right to disclose the existence of this GDPA, and to make public announcements regarding the GDPA, provided that any public announcement regarding this GDPA, including without limitation any press release, will be subject to the mutual agreement of the parties prior to distribution or release. SIE will not disclose the [***] of this GDPA to any third party other than those third parties to whom SIE is authorized to disclose Publisher Confidential Information in accordance with the terms of Section 20.6.3.2 or 20.6.5.5.

20.7
SIE’s Obligations Upon Unauthorized Disclosure. If at any time SIE becomes aware of any unauthorized duplication, access, use, possession or knowledge of Publisher Confidential Information, it shall notify Publisher as soon as is reasonably practicable. The applicable SIE Company shall provide any and all reasonable assistance to Publisher to protect Publisher’s proprietary rights in any of Publisher Confidential Information that it or its employees or permitted subcontractors may have directly or indirectly disclosed or made available and that may be duplicated, accessed, used, possessed or known in a manner or for a purpose not expressly authorized by this GDPA, including enforcement of confidentiality agreements, commencement and prosecution in good faith (alone or with Publisher) of legal action, and reimbursement for all reasonable lawyers’ fees, costs and expenses incurred by Publisher to protect Publisher’s proprietary rights in Publisher Confidential Information. SIE shall take all reasonable steps requested by Publisher to prevent the recurrence of any unauthorized duplication, access, use, possession or knowledge of Publisher Confidential Information.

21.	Term and Termination

21.1	Initial Term. This GDPA shall be effective from the Effective Date until March 31, 2019 (the “Initial Term”).

21.2
Term Renewal. The Initial Term shall be automatically extended for additional 12-month terms, unless either party provides the other with (i) written notice of its election not to renew at least [***] prior to expiration of the then-current Term, or (ii) written notice of termination in accordance with this Section 21. The period commencing on the Effective Date and ending upon expiration or termination of the Initial Term and any additional terms is the “Term.” Notwithstanding any termination or expiration, the term for the protection of the SIE Materials and Publisher Confidential Information shall be as set forth in Section 20.

21.3
Termination by Publisher. Publisher shall have the right to terminate this GDPA for all Territories immediately, at any time, upon written notice to SIE, if SIE is in material breach of any of its obligations

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    40        CONFIDENTIAL

under this GDPA, which breach shall not have been cured in full within [***] days following notice from Publisher specifying and requiring the cure of such breach.

21.4	Intentionally Omitted.

21.5
Termination for Cause by SIE. SIE shall have the right to terminate this GDPA for all Territories or on a Territory-by-Territory basis immediately, at any time, upon written notice to Publisher, upon the occurrence of any of the following:

21.5.1
if Publisher is in material breach of any of its obligations under this GDPA which material breach shall not have been cured in full within [***] days following proven receipt of notice from SIE (or the applicable Affiliate as the case may be) specifying and requiring the cure of such material breach;

21.5.2
a statement of intent by Publisher to no longer exercise any of the rights granted by SIE to Publisher hereunder, or Publisher failing to submit any Purchase Orders or Product Submissions for Licensed Products under Sections 8.3 or 9.2.7, respectively, during any period [***];

21.5.3	if Publisher:

21.5.3.1	is unable to pay its debts when due;

21.5.3.2	makes an assignment for the benefit of any of its creditors;

21.5.3.3
files or has filed against it a petition, or an order of bankruptcy or insolvency is made, under the bankruptcy or insolvency laws of any jurisdiction (and such petition is not discharged within 60 days) or becomes or is adjudicated bankrupt or insolvent;

21.5.3.4
is the subject of an order for, or applies for or notices its intent to apply for, the appointment of an administrator, receiver, administrative receiver, manager, liquidator, trustee or similar officer to be appointed over any of its business or property;

21.5.3.5	ceases to do business or enters into liquidation; or

21.5.3.6	takes or suffers any similar or analogous action in any jurisdiction as a consequence of debt;

21.5.4	if a controlling interest in Publisher, or in an entity which has a controlling interest in Publisher, is transferred to a party that:

21.5.4.1	is in breach of any agreement with an SIE Company or any Affiliate;

21.5.4.2	[***] holds or acquires a controlling interest in a third party which [***] which competes with any System, or itself develops any [***]; or

21.5.4.3
is in litigation or in an adversarial administrative proceeding with an SIE Company or any Affiliate concerning the SIE Materials or any SIE Intellectual Property Rights, including challenging the validity of any SIE Intellectual Property Rights;

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    41        CONFIDENTIAL

21.5.5	if Publisher or any entity that has a controlling interest in Publisher:

21.5.5.1	enters into a business relationship with a third party related to the [***]; or

21.5.5.2	acquires a controlling interest in or forms a joint venture with any third party which [***];

21.5.6	if Publisher or any of its affiliates initiates any legal or administrative action against any SIE Company or any Affiliate challenging the validity of any SIE Intellectual Property Rights;

21.5.7
if Publisher fails to pay any sums owed to any SIE Company on the date due and such default is not fully corrected or cured within [***] business days of the date on which SIE notifies Publisher of its failure to pay such amount, unless such sums are [***] pursuant to [***] of this GDPA; or

21.5.8	if Publisher or any of its officers or employees engage in “hacking” of any software for any PlayStation format or in activities which facilitate the same by any third party.
As used in this section, “controlling interest” means, with respect to any form of entity, sufficient power to control the decisions of such entity. Publisher shall immediately notify SIE in writing in the event that any of the events or circumstances specified in Section 21.5 occur. In the event of termination under Section 21.5.8, each SIE Company shall have the right to terminate any other agreements entered into between that SIE Company and Publisher

21.6
Product-by-Product Termination. In addition to the events of termination described in Section 21.5, an SIE Company, at its option, shall be entitled to terminate, with respect to a particular PlayStation Compatible Product developed or published in that SIE Company’s Territory, the licenses and related rights herein granted to Publisher immediately on written notice to Publisher, in the event that:

21.6.1
Publisher fails to notify the applicable SIE Company promptly in writing of any material change to any materials previously approved by that SIE Company in accordance with Section 6.3 and the relevant Guidelines, and such breach is not corrected or cured within [***] days after receipt of written notice of such breach;

21.6.2	Publisher fails to comply with the requirements of Section 14 in connection with the development of any PlayStation Compatible Product;

21.6.3
any third party with whom Publisher has contracted for the development of PlayStation Compatible Products breaches any of its material obligations to the applicable SIE Company pursuant to such third party’s agreement with that SIE Company with respect to any such PlayStation Compatible Product;

21.6.4
Publisher cancels a Licensed Product, or fails to provide to each applicable SIE Company, in accordance with the provisions of Section 6.3 and the relevant Guidelines, the final version of a proposed Licensed Product or related Packaging and Printed Materials for any Licensed Product within [***] months of the scheduled release date (as referenced in the Product Proposal or as mutually agreed by the parties in writing), or fails to provide work in progress or a fully tested Licensed Product to each applicable SIE Company in strict compliance with the review process set forth in the Guidelines;

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    42        CONFIDENTIAL

21.6.5	Publisher fails materially to conform to the Guidelines with respect to any particular PlayStation Compatible Product; or

21.6.6
any PlayStation Compatible Product gives rise to a material breach of Section 16.2, and such material breach is not cured by Publisher within [***] days from Publisher’s receipt of written notice of such material breach from SIE.

21.7
Options in Lieu of Termination. As alternatives to terminating the GDPA or all licensed rights with respect to a particular Licensed Product as set forth in Sections 21.5 or 21.6, or where SIE reasonably suspects a breach of the UK Bribery Act 2010 or the US Foreign Corrupt Practices Act, SIE may, at its option and upon written notice to Publisher, suspend this GDPA for all Territories or on a Territory-by-Territory basis, entirely or with respect to a particular Licensed Product, Online Activity, service or program, for a set period of time which shall be specified in writing to Publisher. Election of suspension shall not constitute a waiver of or compromise with respect to any of SIE’s rights under this GDPA and SIE may elect to terminate this GDPA with respect to any material breach in accordance with the terms of Sections 21.5.

21.8
Extension of this GDPA; Termination Without Prejudice. Neither party shall be under any obligation to extend this GDPA notwithstanding any actions taken by either of the parties prior to the expiration of this GDPA.

21.9
No Refunds. In the event that this GDPA expires or is terminated by either party under any of Sections 21.3, 21.5 21.6 or 21.7, no portion of any payments of any kind whatsoever previously provided to either party or any of such party’s Affiliate under this GDPA shall be owed or be repayable or refunded to the other party.

22.	Effect of Expiration or Termination

22.1
No Liability. Upon the expiration or termination of this GDPA pursuant to Section 21, neither party shall be liable to the other for any damages (whether direct, indirect, consequential or incidental, and including any expenditures, loss of profits or prospective profits) sustained or arising out of or alleged to have been sustained or to have arisen out of such expiration or termination. The expiration or termination of this GDPA shall be without prejudice to any rights or remedies which one party may otherwise have against the other party, and shall not excuse either party from liability with respect to any events occurring prior to expiration or the effective date of termination.

22.2
Inventory Statement. Within [***] of the date of expiration or the effective date of termination with respect to any or all Licensed Products or this GDPA, Publisher shall provide each SIE Company with an itemized statement, certified to be accurate by an officer of Publisher, specifying the number of unsold units of the Physical Media Products as to which such termination applies, on a title-by-title basis, which remain in its inventory or under its control in the relevant Territory at the time of expiration or the effective date of termination. SIE shall, at any time up to [***] after the date of expiration or termination of this GDPA (or the duration of Publisher’s sell-off rights if shorter) and not more than [***] during such period, be entitled to conduct at its expense a physical inspection of Publisher’s inventory and work in progress upon reasonable prior written notice during normal business hours in order to ascertain or verify such inventory and inventory statement.

22.3
Reversion of Rights. Upon expiration or termination and subject to Sections 22.4 and 22.5, the licenses and related rights herein granted to Publisher shall immediately revert to SIE, and Publisher shall cease from any further use of the SIE Materials, Licensed Trademarks, and any SIE Intellectual Property Rights therein, and, subject to the provisions of Sections 22.4 and 22.5, Publisher shall have

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    43        CONFIDENTIAL

no further right to continue the development, publication, manufacture, marketing, advertising, sale or other distribution of any PlayStation Compatible Products, or to continue to use any Licensed Trademarks; provided, however, that for a period of [***] after the effective date of termination, and subject to all the terms of Section 20, and provided this GDPA is not terminated pursuant to Section 21.5 (exclusive of Section 21.5.2), Publisher may retain such portions of the SIE Materials as SIE in its sole discretion agrees are required to support end-users who possess Licensed Products, other PlayStation Compatible Products and/or who have access to Online Activity, and Publisher may continue to provide Online Activity to Users, but must return all these materials at the end of such [***] period. Upon expiration or termination, the licenses and related rights herein granted to SIE by Publisher shall immediately revert to Publisher, and SIE shall cease from any further use of the Publisher Property, Product Information and any Publisher Intellectual Property Rights therein; provided that, unless this GDPA was terminated pursuant to Section 21.3, SIE may continue the manufacture, marketing, advertising, sale and other such distribution by SIE or its designee’s demonstration physical media containing Publisher’s Product Information which Publisher had previously approved for [***] days following expiration or termination of this GDPA, provided that Publisher may terminate such rights upon written notice to SIE to the extent necessary to comply with Publisher’s contractual, legal or regulatory requirements (including without limitation in the event any applicable third party rights granted to Publisher in relation to such materials expire, are terminated or otherwise revoked), in which case SIE will promptly cease use of any applicable Product Information following such termination.

22.4
Disposal of Unsold units upon Termination. In the event of termination of this GDPA under Sections 21.3, 21.5.2, 21.5.4 or 21.5.5, Publisher may sell off existing inventories of units of the Physical Media Products, on a non-exclusive basis, and strictly in accordance with this GDPA, for a period of [***] days from the date of expiration or effective date of termination of this GDPA, provided such inventories have not been manufactured in quantities that exceed that which Publisher could reasonably have anticipated to have sold during such period. Subsequent to the expiration of such [***] day period, or in the event this GDPA is terminated otherwise under Section 21.5, any and all units of the Physical Media Products remaining in Publisher’s inventory or under its control shall be destroyed by Publisher within [***] business days of such expiration or termination date. Within [***] business days after such destruction, Publisher shall provide each SIE Company with an itemized statement, certified to be accurate by an officer of Publisher, indicating the number of units of the Licensed Products which have been destroyed (on a title-by-title basis) in that SIE Company’s Territory, the location and date of such destruction, and the disposition of the remains of such destroyed materials.

22.5
Disposal of Unsold units upon Non-Renewal. In the event that the Term expires and this GDPA is not renewed, Publisher may continue to publish those Licensed Products whose development was completed before or during the Term, and to use the Licensed Trademarks strictly, only and directly in connection with such publication, until the Term expires or, if later, until the second anniversary of the 31 January next following such completion. Upon expiration of the Term or, the extended period for publishing Licensed Products, Publisher may sell off existing inventories of such Licensed Products on a non-exclusive basis for a period of [***] days from the applicable expiration date; provided that such inventory is not manufactured in quantities that exceed that which Publisher could reasonably have anticipated to have sold during such period.

22.6
Rights in Digitally Delivered Products on Termination or Expiry. On expiration or termination of this GDPA pursuant to Section 21.5, SIE shall have the right to continue to exercise its rights under Section 9.2.2 in respect of Digitally Delivered Products already available on PSN, in accordance with the terms of this GDPA, for a period of [***] from the date of termination or expiry, subject to the applicable terms of this GDPA (including without limitation Section 9.2.8 of this GDPA). In

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    44        CONFIDENTIAL

addition, upon expiration or earlier termination of the Term: (a) all rights, licenses or other entitlements to Digitally Delivered Products granted in accordance with the terms of this GDPA to users that purchased such Digitally Delivered Products during the Term shall survive termination and continue for so long as such rights, licenses or entitlements were granted, subject to the applicable terms of this GDPA, the ToSUA, and the terms of any Publisher EULA and Publisher’s Additional Terms; and (b) SIE shall have the corresponding post-termination rights to store, provide access to, and otherwise enable the permitted delivery of, such Digitally Delivered Products to such users for the remaining duration of their respective rights, licenses and entitlements, subject to the applicable terms of this GDPA. The SIE Company’s obligations set forth in Section 15 of this GDPA will survive any expiration or termination of this GDPA and continue for such period that any SIE Company continues to distribute Digitally Delivered Products and collect any amounts in relation to such distribution.

22.7
Return of the SIE Materials. Upon the expiration or earlier termination of this GDPA or following either the [***] referenced in Sections 22.4 and 22.5, and subject to Section 22.3, Publisher shall immediately deliver to SIE, or if and to the extent requested by SIE, destroy, all SIE Materials and any and all copies thereof (excluding this GDPA), including any SIE Materials disclosed by Publisher to any third party pursuant to this GDPA, and delete any SIE Materials stored in electronic form, subject to the terms of Section 20.2.5.4. Publisher and SIE shall, upon the request of the other party, immediately deliver to the other party, or to the extent requested by such party destroy, all SIE Materials or Publisher Confidential Information (as applicable), including any and all copies thereof, which the other party previously furnished to it in furtherance of this GDPA. Within [***] business days after any such destruction, Publisher or SIE, as appropriate, shall provide the other party with a certificate of destruction and an itemized statement, each certified to be accurate by an officer of Publisher or SIE, indicating the location and date of such destruction and the disposition of the remains of such destroyed materials. In the event that Publisher fails to return or certify the destruction of the SIE Materials and SIE must resort to legal means (including any use of lawyers) to recover the SIE Materials or the value thereof, all costs, including SIE’s reasonable outside lawyers’ fees, shall be borne by Publisher, and SIE may, in addition to SIE’s other remedies, withhold such amounts from any payment otherwise due from SIE to Publisher under this GDPA or any agreement between SIE and Publisher.

23.
Choice of Law and Forum. THIS GDPA AND ANY DISPUTE OR CLAIM ARISING OUT OF ITS SUBJECT MATTER WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTIONS SET FORTH IN THIS SECTION 23. PUBLISHER AND SIE HEREBY SUBMIT THEMSELVES TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS DESCRIBED IN THIS SECTION FOR PURPOSES OF ANY ACTION OR PROCEEDING, AND EACH PUBLISHER AFFILIATE AND SIE COMPANY AGREES THAT ANY SERVICE OF PROCESS MAY BE EFFECTED BY DELIVERY OF THE SUMMONS IN THE MANNER PROVIDED IN THE DELIVERY OF NOTICES SET FORTH IN SECTION 25.1. IN ADDITION, WHERE PERMITTED BY LAW, PUBLISHER AND EACH SIE COMPANY HEREBY WAIVES THE RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING RELATED TO THIS GDPA, OTHER THAN ACTIONS ARISING OUT OF VIOLATION OF INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIALITY OBLIGATIONS.

23.1
FOR ALL CLAIMS BROUGHT BY OR AGAINST SIEI OR RELATING TO SIEJA ACTIVITIES OR DEVELOPMENT TOOLS LOCATED IN THE SIEI TERRITORY, THIS GDPA WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF JAPAN, EXCLUDING THAT BODY OF LAW RELATED TO CHOICE OF LAWS. ANY ACTION OR PROCEEDING TO ENFORCE THE TERMS OF THIS GDPA OR TO ADJUDICATE ANY DISPUTE ARISING UNDER THIS GDPA WILL BE HEARD IN THE COURT OF TOKYO DISTRICT COURT, TOKYO, JAPAN.

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    45        CONFIDENTIAL

23.2
FOR ALL CLAIMS BROUGHT BY OR AGAINST SIEA OR RELATING TO SIEA ACTIVITIES OR DEVELOPMENT TOOLS LOCATED IN THE SIEA TERRITORY, THIS GDPA WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING THAT BODY OF LAW RELATED TO CHOICE OF LAWS. SUBJECT TO SECTIONS 24.1 AND 24.2, FOR ANY ACTION OR PROCEEDING TO ENFORCE THE TERMS OF THIS GDPA OR TO ADJUDICATE ANY DISPUTE ARISING UNDER THIS GDPA, THE PARTIES CONSENT TO JURISDICTION AND VENUE IN THE SUPERIOR COURT FOR THE STATE OF CALIFORNIA IN AND FOR THE COUNTY OF SAN MATEO, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA. PUBLISHER AND SIE WAIVE ALL DEFENSES OF LACK OF PERSONAL JURISDICTION AND FORUM NON CONVENIENS.

23.3
FOR ALL CLAIMS BROUGHT BY OR AGAINST SIEE OR RELATING TO SIEE ACTIVITIES OR DEVELOPMENT TOOLS LOCATED IN THE SIEE TERRITORY, THIS GDPA WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH ENGLISH LAW. THE PARTIES IRREVOCABLY AGREE FOR THE EXCLUSIVE BENEFIT OF SIEE THAT THE ENGLISH COURTS SHALL HAVE JURISDICTION TO ADJUDICATE ANY PROCEEDING, SUIT OR ACTION ARISING OUT OF OR IN CONNECTION WITH SUCH TERMS. HOWEVER, NOTHING CONTAINED IN THIS SECTION 23 SHALL LIMIT THE RIGHT OF SIEE TO TAKE ANY SUCH PROCEEDING, SUIT OR ACTION AGAINST PUBLISHER OR, FOR THE AVOIDANCE OF DOUBT, THE PUBLISHER AFFILIATE IN THE SIEE TERRITORY, IN ANY OTHER COURT OF COMPETENT JURISDICTION, NOR SHALL THE TAKING OF ANY SUCH PROCEEDING, SUIT OR ACTION IN ONE OR MORE JURISDICTIONS PRECLUDE THE TAKING OF ANY OTHER SUCH PROCEEDING, SUIT OR ACTION IN ANY OTHER JURISDICTION, WHETHER CONCURRENTLY OR NOT, TO THE EXTENT PERMITTED BY THE LAW OF SUCH OTHER JURISDICTION. PUBLISHER SHALL HAVE THE RIGHT TO TAKE ANY SUCH PROCEEDING, SUIT OR ACTION AGAINST SIEE ONLY IN THE ENGLISH COURTS.

24.
Dispute Resolution. SIE and Publisher shall attempt in good faith to resolve through informal discussions or negotiations any dispute, controversy or claim of any kind or nature arising under or in connection with this GDPA, including breach, termination or validity thereof (a “Dispute”). Neither SIE nor Publisher may commence any court or arbitration proceedings in relation to this GDPA until at least [***] days after commencing such negotiations or discussions, unless interim, equitable, or conservatory relief is sought pursuant to Section 24.2.

24.1
Any claim brought against SIEA, or any Dispute relating to SIEA or Development Tools located in the SIEA Territory, that SIEA and Publisher are unable to resolve through informal discussions or negotiations after [***] days will be submitted to binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association, except to the extent otherwise required under this dispute resolution clause. One arbitrator will be selected by the mutual agreement of SIEA and Publisher or, failing that, by the American Arbitration Association. The arbitrator must have substantial experience in disputes involving technology licensing agreements. The arbitrator will allow such discovery as is appropriate, and impose such restrictions as are appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes, except that (i) no requests for admissions will be permitted; (ii) interrogatories will be limited to (a) identifying persons with knowledge of relevant facts and (b) identifying expert witnesses and obtaining their opinions and the bases therefor; and (iii) SIEA and Publisher will each be limited to [***] depositions. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any arbitration conducted pursuant to this section will take place within the Northern District of California. SIEA and Publisher will

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    46        CONFIDENTIAL

bear their own costs and will share equally in paying the expenses and fees of the arbitrator. The arbitrator may not alter the foregoing allocation of their costs, nor of the arbitrator’s fees and expenses. Other than as set forth below in Section 24.2 or any action necessary to enforce the award of the arbitrator, SIEA and Publisher agree that the provisions of this section are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute.

24.2
Notwithstanding the foregoing, any SIE Company may apply to any court of competent jurisdiction seeking a temporary restraining order, preliminary injunction, or other interim, equitable, or conservatory relief, with respect to the protection of any SIE Intellectual Property Rights or SIE Materials, including Licensed Trademarks. Notwithstanding the foregoing, Publisher may apply to a court of competent jurisdiction seeking a temporary restraining order, preliminary injunction, or other interim, equitable, or conservatory relief, with respect to the protection of any Publisher Intellectual Property Rights, or Publisher Property, including without limitation Publisher’s trademarks, names and logos.

25.	Miscellaneous Provisions

25.1
Notices. All notices or other communications required or desired to be sent to either of the parties shall be in writing and shall be sent by registered or certified mail, postage prepaid, or sent by recognized international courier service, with charges prepaid. The address for all notices under this GDPA shall be addressed as set forth in this Section 25.1, or such other address as may be provided by written notice from one party to the other on at least ten days’ prior written notice. Any such notice shall be effective upon the date of actual receipt.

25.1.1
If to Publisher:

ATTN: Senior Vice President Business Affairs
Electronic Art Inc.
209 Redwood Shores Parkway
Redwood City, CA
94065
[***]

with a copy to

ATTN: General Counsel
Electronic Art Inc.
209 Redwood Shores Parkway
Redwood City, CA
94065
[***]

25.1.2	If to SIEJA:
ATTN: Vice President, Legal Dept.
Sony Interactive Entertainment Inc.
1-6-27 Konan
Minato-ku, Tokyo 108-8270
Japan

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    47        CONFIDENTIAL

25.1.3	If to SIEA:
ATTN: General Counsel
Sony Interactive Entertainment LLC
2207 Bridgepointe Parkway
San Mateo, CA 94404
USA

25.1.4	If to SIEE:
ATTN: Vice President, Legal & Business Affairs
Sony Interactive Entertainment Europe Limited
10 Great Marlborough Street
London W1F 7LP
United Kingdom
In addition, any notice sent by any SIE Company regarding any modification to the Guidelines may be sent by email to the email address set forth above in this Section 25.1.1.

25.2
Force Majeure. Neither SIE nor Publisher shall be liable for any loss or damage or be deemed to be in breach of this GDPA if its failure to perform or failure to cure any of its obligations under this GDPA results from any event or circumstance beyond its reasonable control, including any natural disaster, fire, flood, earthquake or other Act of God; shortage of equipment, materials, supplies or transportation facilities; strike or other industrial dispute; war or rebellion; shutdown or delay in power, telephone or other essential service due to the failure of computer or communications equipment or otherwise (each of the foregoing a “Force Majeure Condition”); provided, however, that the party interfered with gives the other party written notice thereof promptly, and, in any event, within fifteen (15) business days of discovery of any Force Majeure Condition. If notice of the existence of any Force Majeure Condition is provided within such period, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure Condition described in such notice, except that any such cause shall not excuse the payment of any sums owed to any Publisher Affiliate or SIE Company prior to, during or after the occurrence of any Force Majeure Condition. In the event that the Force Majeure Condition continues for more than 60 days, SIE or Publisher may terminate this GDPA for cause by providing written notice to the other party to such effect.

25.3	Intentionally Omitted.

25.4
No Agency, Partnership or Joint Venture. The relationship between each SIE Company and Publisher is that of licensor and licensee. Both parties are independent contractors and neither party is the legal representative, agent, joint venturer, partner or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

25.5
Assignment. SIE has entered into this GDPA based upon the particular reputation, capabilities and experience of Publisher and its officers, directors and employees. Except as provided in this GDPA, Publisher may not assign, sublicense, subcontract, encumber or transfer this GDPA or any of its rights hereunder, nor delegate or transfer any of its obligations hereunder, to any third party unless the prior written consent of SIE shall first be obtained, provided, however, that Publisher may without SIE’s prior consent assign this GDPA to a Publisher Affiliate upon written notice to SIE, provided that such Publisher Affiliate will agree to be bound by the terms of this GDPA in writing. Other than as set

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    48        CONFIDENTIAL

forth above in this Section 25.5, any attempted or purported assignment, delegation or other such transfer, directly or indirectly, without the required consent of SIE shall be void and a material breach of this GDPA. SIE shall have the right to assign, sub-license, encumber or transfer this GDPA or any and all of its rights and obligations hereunder solely to any Affiliate or to any other party with Publisher’s prior written consent (not to be unreasonably withheld or delayed), and provided that any assignee will agree with SIE to be bound by the terms and conditions of this GDPA in writing. SIE may subcontract to any third party, subject to terms reciprocal to those set forth in Section 14. Subject to the foregoing, this GDPA shall inure to the benefit of the parties and their respective successors and permitted assigns (other than in connection with any of the events referenced in Section 21.5.4).

25.6
Third Party Rights. Except as expressly provided in this GDPA, and save that SIEI may enforce in any Territory, the terms of Sections 3 (Conditional License Grant), 5 (Other Limitations on Licensed Rights, 6.1 (Right to Develop), 6.4 (Authentication), 7.8 (Care and Maintenance of Development Tools), 18 (Limitation of Liability), 19 (Infringement of SIE Intellectual Property Rights By Third Parties), 20 (Data Security and Confidentiality), 22 (Effect of Expiration or Termination), 23 (Choice of Law and Forum) and 25 (Miscellaneous Provisions), a person who is not a party to this GDPA shall have no right under any applicable law to enforce any of its terms.

25.7
Compliance with Applicable Laws. The parties shall at all times comply with all applicable laws and regulations and all conventions and treaties to which their countries are a party or relating to or in any way affecting this GDPA and the performance by the parties of this GDPA, including, to the extent applicable, the UK Bribery Act 2010, the US Foreign Corrupt Practices Act, the US Children’s Online Privacy Protection Act, Canada’s Personal Information Protection and Electronic Documents Act, Mexico’s Federal Data Protection Act, and all other laws and regulations relating to the gathering, handling and dissemination of all data from or concerning end-users of PlayStation Compatible Products. Each party, at its own expense, shall negotiate and obtain any approval, license or permit required in the performance of its obligations, and shall declare, record or take such steps to render this GDPA binding, including the recording of this GDPA with any appropriate governmental authorities (if required).

25.8
Legal Costs and Expenses. In the event it is necessary for either party to retain the services of an outside lawyer to enforce the provisions of this GDPA or to file or defend any action arising out of this GDPA, then the prevailing party in any such action shall be entitled, in addition to any other rights and remedies available to it at law or in equity, to recover from the other party its reasonable fees for outside lawyers and expert witnesses, plus such court costs and expenses as may be fixed by any court of competent jurisdiction. The term “prevailing party” for the purposes of this section shall include a defendant who has by motion, judgment, verdict or dismissal by the court, successfully defended against any claim that has been asserted against it.

25.9
Remedies. Unless expressly set forth to the contrary, either party’s election of any remedies provided for in this GDPA shall not be exclusive of any other remedies at law or equity, and all such remedies shall be deemed to be cumulative. Any material breach of Sections 3, , 5, 20, or 22.2 - 22.7 of this GDPA by Publisher would cause significant and irreparable harm to SIE, the extent of which would be difficult to ascertain and for which damages might not be an adequate remedy, and any material breach of Section 20.6 by SIE would cause significant and irreparable harm to Publisher the extent of which would be difficult to ascertain and for which damages might not be an adequate remedy. Accordingly, in addition to any other remedies, including damages to which each party may be entitled, in the event of a breach or threatened breach by either party or any of its directors, officers, employees, agents or permitted consultants or subcontractors of any such section or sections of this GDPA referenced above, each party shall be entitled to the immediate issuance without bond or other security, of ex parte equitable relief, including injunctive relief, or, if a bond is required under

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    49        CONFIDENTIAL

applicable law, on the posting of a bond in an amount not to exceed USD $[***] (or the equivalent amount in foreign currency where outside of the SIEA Territory), enjoining any breach or threatened breach of any or all of such provisions taking place in the applicable Territory or otherwise affecting that party or its Territory.

25.10
Severability. In the event that any provision of this GDPA or portion thereof is determined by a court of competent jurisdiction to be invalid or unenforceable, such provision or portion shall be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this GDPA, while the remainder of this GDPA shall continue in full force and remain in effect according to its stated terms and conditions.

25.11
Sections Surviving Expiration or Termination. The following Sections survive expiration or termination of this GDPA for any reason: 5 (Other Limitations on Licensed Rights), 7.12.3 (SIE Ownership), 8.9 (Ownership of Original Master Discs), 15.1.3 (SIE Audit), 15.2.1 (Publisher Revenue), 15.2.4 (Report and Payment Terms), 15.2.6 (Publisher Audit), 16 (Representations and Warranties), 17 (Indemnities), 18 (Limitation of Liability), 20 (Data Security and Confidentiality), 21.9 (No Refunds), 22 (Effect of Expiration or Termination), 23 (Choice of Law and Forum), 24 (Dispute Resolution), and 25 (Miscellaneous Provisions).

25.12
Waiver. No failure or delay by either party in exercising any right, power or remedy under this GDPA shall operate as a waiver of any such right, power or remedy. No waiver of any provision of this GDPA shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver by either party of any provision of this GDPA shall not be construed as a waiver of any other provision of this GDPA, nor shall such waiver operate or be construed as a waiver of such provision respecting any future event or circumstance.

25.13
Modification and Amendment. SIE reserves the right, upon prior written notice and with immediate effect, to amend the provisions of this GDPA or the Guidelines to the extent required to comply with any decision, order, or objection of any court or governmental or other competition authority of competent jurisdiction, or any statutory or similar measures that give effect to any such decision (from which this GDPA or the Guidelines are not exempt) or to reflect any undertaking by SIE to any such authority. Any such amendment will only modify this GDPA to the extent required in connection with any of the foregoing in a non-discriminatory manner to Publisher, shall be of prospective application only and shall not be applied to any PlayStation Compatible Products submitted to the applicable SIE Company pursuant to Section 6.3 prior to the date of SIE's notice of amendment. In the event that Publisher is unwilling to accept any such amendment, then Publisher shall have the right to terminate this GDPA by providing written notice to SIE no more than [***] days following the date of SIE’s notice of amendment. The terms of Section 22.4 will come into effect upon any such termination by Publisher. Except as otherwise provided in this GDPA, no modification or amendment of any provision of this GDPA shall be effective unless in writing and signed by both of the parties.

25.14
Interpretation. The section headings used in this GDPA are intended primarily for reference and shall not by themselves determine the construction or interpretation of this GDPA or any portion hereof. Any reference to a section number is to a section of this GDPA. Any reference to persons includes natural persons as well as organizations, including firms, partnerships, companies and corporations. Any phrase introduced by the terms “including,” “include,” “in particular,” or any similar expression shall be construed as illustrative and shall not limit the category preceding those terms.

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    50        CONFIDENTIAL

25.15
Integration. This GDPA, together with the Guidelines, constitutes the entire agreement between each SIE Company and Publisher and supersedes all prior or contemporaneous agreements, proposals, representations, understandings and communications between each SIE Company and Publisher, whether oral or written, with respect to the subject matter hereof including any confidentiality, licensed developer or publisher, store or development tools agreements. Publisher is not relying upon any statement, representation, warranty or understanding, whether negligently or innocently made, of any person other than as expressly set forth in this GDPA.

25.16
Counterparts. This GDPA may be executed in counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument. The parties hereby consent to the use of electronic signatures, if applicable, and further agree that an electronic signature or a signature transmitted via facsimile or scanned email shall be considered binding and deemed the same as an original written signature for all purposes hereunder.

25.17	Construction. This GDPA shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either of the parties.

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    51        CONFIDENTIAL

SONY INTERACTIVE ENTERTAINMENT LLC ELECTRONIC ARTS INC.

By: /s/ Philip L. Rosenberg        By: /s/ Paul Cairns
Print Name: Philip L. Rosenberg        Print Name: Paul Cairns
Title: SVP        Title: SVP Business Affairs & Development
Date: 5/11/2018        Date: 5/10/2018

EA INTERNATIONAL (STUDIO & PUBLISHING) LTD.
By: /s/Andy D’Souza
Print Name: Andy D’Souza
Title: International Publishing Manager, EA Int’l
Date: 5/10/2018

NOT AN AGREEMENT UNTIL EXECUTED BY AN SIE COMPANY AND PUBLISHER

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    52        CONFIDENTIAL

SCHEDULE 1
DEFINITIONS
“Additional Terms” has the meaning set forth in Section 10.1.
“Advertising Materials” means any advertising, marketing, merchandising, promotional, contest or competition-related, press release, display, point of sale or website materials regarding or relating to PlayStation Compatible Products or depicting Licensed Trademarks. Advertising Materials include any advertisements or promotions in which any System is displayed, referred to, or used, including giving away any System as a prize in contests or sweepstakes and the public display of any System in product placement opportunities.
“Affiliate” means Sony Computer Entertainment Korea Inc., Sony Computer Entertainment Hong Kong Limited, Sony Network Entertainment International, LLC, Sony Network Entertainment Europe Ltd., Gaikai, Inc., Sony Digital Audio Disc Corporation, Sony DADC Austria AG, any Designated Manufacturing Facility, any direct or indirect subsidiary or parent of any of the foregoing, and any other entity created that becomes a direct or indirect subsidiary or parent of, or shares a common direct or indirect parent with, an SIE Company.
“Designated Manufacturing Facility” means a manufacturing facility that is designated by the SIE Company, in its sole discretion, to manufacture and assemble Physical Media Products or any of their component parts in that SIE Company’s Territory.
“Development Site” means the location(s) where Development Tools are used to develop PlayStation Compatible Products.
“Development Tools” means the Hardware Tools and Software Tools.
“Developer Website” means DevNet, TPRNet and any other password-protected website that an SIE Company may maintain to facilitate the dissemination of Development Tools or other SIE Materials to Licensed Publishers, or to provide Licensed Publisher with written materials associated with and that describe the function of the Development Tools, including any data, object code, source code, libraries, firmware, documentation, and other tools and information.
“Digitally Delivered Product” means a Licensed Product distributed to end-users by electronic or other non-physical means now known or hereafter devised (including wireless, cable, fiber optic, telephone, cellular, microwave or radio waves, the Internet, or private network).
“Dispute” has the meaning set forth in Section 24.
“Documentation” means all information or materials that SIE may provide to Licensed Publishers or Licensed Developers that are associated with and describe the function of the Development Tools or other SIE Materials.

“Effective Date” has the meaning set forth in the first paragraph of this GDPA.
“Firmware” means all code embedded on any chip contained within any Hardware Tool, as may be upgraded or changed from time to time.
“Force Majeure Condition” has the meaning set forth in Section 25.2.
“GDPA” has the meaning set forth in the first paragraph of this agreement.
“Guidelines” means any guidelines, specifications or policies of an SIE Company with respect to the development, manufacture, marketing and publishing of PlayStation Compatible Products, including any requirements regarding the

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    53        CONFIDENTIAL

display of Licensed Trademarks, use of Advertising Materials, or the protection of SIE Intellectual Property Rights, in each case in the form made available, and as applicable, to all of SIE’s Licensed Developers and Licensed Publishers. The Guidelines, and any modifications or additions made from time to time in accordance with Section 4, shall be set forth on the Developer Website or at such URL as is provided by SIE to Publisher. The Guidelines shall be comparable to the guidelines applied by SIE to its own software products for the Systems. The Guidelines are incorporated into and form a part of this GDPA.
“Hardware Tools” means the hardware components of the development systems used for development of PlayStation Compatible Products, or portions of such components, as updated or changed, that SIE may provide to Licensed Publishers or Licensed Developers. “Hardware Tools” does not include Software Tools.
“Initial Term” has the meaning set forth in Section 21.1.
“Intellectual Property Rights” means all worldwide intellectual property rights, current or future, including rights in or related to patents, inventions, designs, copyrights and related rights, databases, trademarks, service marks, trade names, trade dress, mask work rights, utility model rights, trade secret rights, technical information, know-how, and the equivalents of the foregoing under the laws of any jurisdiction, and any other intellectual property rights recognized in the Territory (including all registrations, applications to register and rights to apply for registration of the same), for their full term including all renewals and extensions.
“Licensed Developer” means an entity that has in effect a Licensed Developer Agreement with an SIE Company, or that has signed a separate PlayStation Global Developer and Publisher Agreement.
“Licensed Developer Agreement” means a valid and current license agreement authorizing the development of software for any System, fully executed between a Licensed Developer and a SIE Company.
“Licensed Product” means a PlayStation Compatible Product that installs or operates (or is designed to install or operate) on a System, and associated Packaging, Printed Materials, metadata, and content. For the avoidance of doubt, Licensed Product does not include middleware (except as incorporated into a Licensed Product) or Peripherals.
“Licensed Publisher” means an entity that has signed a GDPA or other Licensed Publisher Agreement in full force and effect and has been approved in writing by an SIE Company to develop or publish Licensed Products.
“Licensed Publisher Agreement” means a valid and current license agreement authorizing the publishing of software for any System, fully executed between a Licensed Publisher and an SIE Company, including any Global Developer and Publisher Agreement.
“Licensed Trademarks” means the trademarks, service marks, trade dress, logos, icons and other indicia designated in the Guidelines or for use on, in or in connection with Licensed Products.
“Online Activity” means the online interaction by end-users with other end-users (which, for the avoidance of doubt, includes the sharing of User Content within the gameplay or online environment of Licensed Products), with online elements (such as PlayStation Home, the virtual, interactive community of PSN), or with Publisher or its designee, via the use of a PlayStation Compatible Product.
“Packaging” means the carton, containers, cases, edge labels, wrapping materials, security seals and other proprietary labels and trade dress elements of or concerning the Physical Media Product (and all parts of any of the foregoing) but specifically excluding Printed Materials and discs or game cards.
“Peripheral” means a device that connects to, interfaces with or interacts with a System, including controllers, cameras, wheels, mice and keyboards and other input devices.

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    54        CONFIDENTIAL

“Personal Information” means information relating to an identified or identifiable natural person, or substantially similar terms as defined by applicable law.
“Physical Media Product” means a Licensed Product distributed in a physical form specified by SIE, such as a Blu-ray disc or game card.
“PlayStation Compatible Product” means any software, content, service, hardware, Peripheral, good, or other item that [***]. Subject to the requirements in the foregoing sentence, PlayStation Compatible Product may include applications (including companion aps), communication features, virtual currency, audio and visual material (including demos, videos, themes, wallpapers, levels, maps, consumable items, skins, virtual items, and avatars), modifications, improvements, additions, upgrades, updates, patches, scripts, player statistics and data, notices, links or other content intended for or capable of use on or connection to a System.
“PlayStation Now” means the SIE proprietary cloud gaming service that allows Users to access content streamed from remote servers to Systems and other SIE-approved devices.
“PlayStation Plus” means the SIE premium subscription service available through PSN.
“PlayStation Store” means the primary destination within PSN for the discovery and purchase of content.
“Printed Materials” means all artwork and mechanicals for the disc label for each Physical Media Product and for the Packaging relating to any of the Physical Media Products, and all instructional manuals, liners, inserts, and any other materials and user information within or attached to the Packaging and distributed as part of the Physical Media Products.
“Product Information” means Publisher’s name, any extracts or references to Licensed Products, any trademarks, services marks, trade dress, logos, icons or other indicia used on, in or in connection with Licensed Products, any information owned or licensed by Publisher relating to any of the Licensed Products, including demos, videos, hints and tips, artwork, depictions of Physical Media Products, cover art and videotaped interviews; all of the foregoing as may be further specified in the Guidelines, and as provided by Publisher pursuant to Section 9.2.3.
“Product Proposal” means a written proposal prepared by Publisher and submitted to SIE under the Guidelines regarding the concept and design for a Licensed Product or other PlayStation Compatible Product (as applicable).
“Product Submission” has the meaning given to it in Section 9.2.7.
“PSN” means the proprietary online network operated by SIE or Affiliates accessible via the Systems and other devices, including services provided as part of or through that network, such as PlayStation Now and the PlayStation Store. PSN includes new services and features developed and offered after the date of this GDPA, and other online networks launched after the date of this GDPA, as specified by SIE.
“PSN ID” means SIE’s unique User identifier on PSN.
“Publisher” has the meaning set forth in the first paragraph of this GDPA. For the avoidance of doubt, a “Publisher” may be an entity which chooses only to exercise the rights to develop, and not the rights to publish, Licensed Products under this GDPA.
“Publisher Affiliate” means the entities listed in Schedule 2, as updated by written agreement between the parties from time to time.
“Publisher Confidential Information” has the meaning set forth in Section 20.6.1.
“Publisher EULA” has the meaning set forth in Section 10.2.

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    55        CONFIDENTIAL

“Publisher-Indemnified Claims” has the meaning set forth in Section 17.2.
“Publisher Intellectual Property Rights” means those Intellectual Property Rights that are owned and controlled by Publisher and that relate to the Publisher Property, Packaging, Product Information, Product Proposals, Printed Materials, Advertising Materials or other materials.
“Publisher Property” means any software or other materials (including without limitation any audio-visual materials) developed by or on behalf of Publisher, or controlled by Publisher, or provided by or on behalf of Publisher in connection with any PlayStation Compatible Product, not including any Software Tools or SIE Intellectual Property Rights.
“Purchase Order” means a written purchase order issued by Publisher pursuant to Section 8.3, regarding the purchase of Physical Media Products (or other products or materials that may be ordered under this GDPA), that conforms to the Guidelines and other terms and conditions imposed by the applicable SIE Company or applicable Designated Manufacturing Facility.
“SIE” has the meaning set forth in the first paragraph of this GDPA.
“SIE Company” has the meaning set forth in the first paragraph of this GDPA.
“SIE-Indemnified Claims” has the meaning set forth in Section 17.1.
“SIE Intellectual Property Rights” means those Intellectual Property Rights that relate to a System, the design and development of PlayStation Compatible Products (exclusive of any Publisher Intellectual Property Rights therein), PSN and any SIE Materials.
“SIE Materials” means the Development Tools, the terms of this GDPA, the Guidelines, all information obtained from a Developer Website; other information, documents and materials developed, owned, licensed or under the control of SIE or any Affiliate, including all those relating to processes, data, hardware, software, network communications and related activities, inventions, trade secrets, ideas, creations, improvements, designs, discoveries, developments, research and know-how, including SIE Intellectual Property Rights relating to the Development Tools; information, documents and other materials regarding SIE’s or any Affiliate’s finances, business and business methods (including commercial relationships, licensing terms, pricing and customers lists), marketing and technical plans, and development and production plans; and third-party information and documents licensed to or under the control of SIE or any Affiliate. SIE Materials consists of information in any medium, whether oral, printed, in machine-readable form or otherwise, provided to Publisher before or during the Term, including information subsequently reduced to tangible or written form.
“SIEA” has the meaning set forth in the first paragraph of this GDPA.
“SIEE” has the meaning set forth in the first paragraph of this GDPA.
“SIEI” has the meaning set forth in the first paragraph of this GDPA.
“SIEA Territory” means the following countries: Canada, Mexico, Brazil, Chile, Argentina, Peru, Ecuador, Colombia, Nicaragua, Honduras, Costa Rica, Guatemala, El Salvador, Panama, Bolivia, Paraguay, United States of America (and its territories and possessions), and Uruguay, or as otherwise provided in the Guidelines.
“SIEE Territory” means the following countries: Albania, Algeria, Andorra, Angola, Armenia, Australia, Austria, Azerbaijan, Bahrain, Bangladesh, Belgium, Belorussia, Bosnia Herzegovina, Botswana, Bulgaria, Cameroon, Croatia, Cyprus, Czech Republic, Denmark , Djibouti, Egypt, Estonia, Ethiopia, Fiji, Finland, France, Georgia, Germany, Ghana, Gibraltar, Greece, Hungary, Iceland, India, Ireland, Israel, Italy, Jordan, Kazakhstan, Kenya, Kosovo, Kuwait,

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    56        CONFIDENTIAL

Kyrgyzstan, Latvia, Lebanon, Liechtenstein, Lithuania, Luxembourg, Macedonia, Madagascar, Malawi, Malta & Gozo, Mauritius, Moldova, Monaco, Montenegro, Morocco, Mozambique, Namibia, Netherlands , New Zealand, Nigeria, Norway, Oman, Pakistan, Papua New Guinea, Poland, Portugal, Qatar, Romania, Russian Federation, San Marino, Saudi Arabia, Senegal, Slovakia, Slovenia, Somalia, South Africa, Spain, Swaziland, Sweden, Switzerland, Tajikistan, Tanzania, Tunisia, Turkey, Turkmenistan, Uganda, Ukraine, united Arab Emirates, United Kingdom, Uzbekistan, Vatican, Yemen, Zaire, Zambia and Zimbabwe, or as otherwise provided in the Guidelines.
“SIEJA Territory” means the following countries: Thailand, Philippines, Malaysia, Vietnam, Singapore, Indonesia, Taiwan, Korea, Hong Kong, People’s Republic of China and Japan, or as otherwise provided in the Guidelines.
“Software Product License Agreement” means the end-user license agreement between SIEA and a user found at us.playstation.com/softwarelicense or, for SIEE, the Software Usage Terms (or equivalent) between SIEE and a user found on the packaging or eu.playstation.com/legal.
“Software Tools” means software (including object code, source code and libraries and Firmware) and Documentation relating to any Systems that are supplied by SIE to Publisher for the development of PlayStation Compatible Products.
“System” means each of the proprietary PlayStation systems known as the PlayStation, PlayStation 2, PlayStation 3, PlayStation 4, PlayStation Portable (PSP), PlayStation Vita (PS Vita), and PlayStation Vita TV (PS Vita TV), including all backward compatible iterations and server emulation of each. Collectively, all of the foregoing are referred to as the “Systems.”
“System Bypass Areas” has the meaning set forth in Section 5.1.
“Term” has the meaning set forth in Section 21.2.
“Territory” means any one of the SIEA Territory, the SIEE Territory, or the SIEI Territory.
“ToSUA” means the terms of service, user agreement and privacy policy for PSN, as amended from time to time.
“User” means an individual with a PSN account.
“User Content” has the meaning given to it in Section 6.7.
“VAT” means Value Added Tax as set out in the UK Value Added Tax Act 1994 or, in relation to any member state of the European Union, the equivalent system of Value Added Tax as defined in the EU VAT Directive (2006/112/EC) or, in relation to any non-EU country, the equivalent tax, such as, but not limited to, VAT, sales tax and GST.
“Wholesale Price” means, for Digitally Delivered Products sold by Publisher to SIE for resale, the price that Publisher offers and SIE accepts for each unit of a specified Digitally Delivered Product, as may be stated in a form provided by SIE. For Physical Media Products, “Wholesale Price” means the initial wholesale price or price to trade Publisher offers to retailers, distributors, wholesalers or other intermediaries of Physical Media Products, as evidenced by sell sheets or other trade materials.

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    57        CONFIDENTIAL

SCHEDULE 2
Publisher Affiliates
Publishers
SIEA Territory
Electronic Arts Inc. to publish Licensed Products in [***].
EA Swiss Sarl to publish Licensed Products in [***].
SIEE Territory
EA Swiss Sarl to publish Licensed Products in [***].
SIEJA Territory
Electronic Arts Inc. to publish Digitally Delivered Products [***], Electronic Arts K.K. to publish Physical Media Products [***].
EA Swiss Sarl to publish Licensed Products in [***].
Developers

Electronic Arts Inc. BioWare ULC
EA Digital Illusions CE AB
Electronic Arts Ireland Limited
Electronic Arts Limited
Electronic Arts Asia Pacific Pte Ltd
Electronic Arts Proprietary Limited
EA Mobile (Canada) ULC
Electronic Arts (Canada), Inc.
Criterion Software Limited
Electronic Arts Games (India) Private Limited
Electronic Arts K.K.
Electronic Arts Korea LLC
Electronic Arts Romania SRL
Electronic Arts Computer Software (Shanghai) Co., Ltd.
Shanghai PopCap Software Co. Ltd.
Electronic Arts – Tiburon, A Florida Corporation
PopCap Games, LLC
EA Swiss Sarl
Electronic Arts Software S.L.
Electronic Arts Finland OY
Respawn LLC
[***]

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    58        CONFIDENTIAL

SIE Company Reporting Periods and Currency

SIEA Territory – SIEA will report sales of Digitally Delivered Products [***] and pay applicable amount of Wholesale Price and/or mutually-agreed revenue share due Publisher [***].

SIEE Territory – SIEE will report sales of Digitally Delivered Products [***] and pay applicable amount of Wholesale Price and/or mutually-agreed revenue share due Publisher [***].

SIEJA Territory - SIEJA will report sales of Digitally Delivered Products [***] and pay applicable amount of Wholesale Price and/or mutually-agreed revenue share due Publisher [***].

Sony Computer Entertainment
PLAYSTATION GDPA version 1.00    59        CONFIDENTIAL